Exhibit 10.3

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

BETWEEN

vertex pharmaceuticals incorporated

AND

VERVE THERAPEUTICS, INC.

STRATEGIC COLLABORATION AND LICENSE AGREEMENT

This Strategic Collaboration and License Agreement (this “Agreement”) is entered into as of July 18, 2022 (the “Effective Date”) by and between Vertex Pharmaceuticals Incorporated, a corporation organized under the laws of the Commonwealth of Massachusetts (“Vertex”) and Verve Therapeutics, Inc., a corporation organized under the laws of the State of Delaware (“Company”). Vertex and Company each may be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Company owns or controls certain Patents and Know-How relating to Delivery Systems and Gene Editing Systems;

WHEREAS, Vertex is a biopharmaceutical company that possesses expertise in developing and commercializing human therapeutics;

WHEREAS, Vertex and Company desire to enter into this Agreement, pursuant to which (a) the Parties would collaborate under a Research Plan to discover and Research Licensed Agents and Products in the Field and (b) Vertex would have the right to Research, Develop, Manufacture and Commercialize Licensed Agents and Products in the Field; and

NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings:

1.1.
“AAA” has the meaning set forth in Section 11.12.2.
1.2.
“[**]” means [**].
1.3.
“[**]” has the meaning set forth in Section [**].
1.4.
“[**]” has the meaning set forth in Section [**].
1.5.
“[**]” means any Company Agreement Technology, Company System Technology, or Joint Agreement Technology that relates solely to: (a) the composition, method of manufacture or method of use of one or more Licensed Agents or Products; (b) [**]; or (c) without limitation to clause (a), methods of use or treatment of a Gene Editing System (or a product containing a Gene Editing System) directed to [**].
1.6.
“Acquisition Transaction” has the meaning set forth in Section 4.7.

1.7.
“Acquirer” means: (a) any Third Party that becomes an Affiliate of a Party through a Change of Control of such Party; and (b) the Affiliates of any Third Party described in subsection (a) immediately prior to the closing of such Change of Control.
1.8.
“Acting Party” has the meaning set forth in Section 5.11.3.
1.9.
“Additional Amount” has the meaning set forth in Section 5.11.3.
1.10.
“Additional Research Activities” has the meaning set forth in Section 2.1.6(a).
1.11.
“Additional Research Budget” has the meaning set forth in Section 2.1.6(a).
1.12.
“Additional Research Plan” has the meaning set forth in Section 2.1.6(a).
1.13.
“Adverse Event” has the meaning set forth in the Applicable Law for such term (or comparable term), and will generally mean any untoward medical occurrence in a subject in any Clinical Trial or patient who has received a Licensed Agent, Product, medical device or placebo, and which does not necessarily have a causal relationship with such Licensed Agent, Product, medical device or placebo, including any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease temporally associated with the use of the applicable Licensed Agent, Product, medical device or placebo whether or not related to such Licensed Agent, Product, medical device or placebo.
1.14.
“Affiliate” means, with respect to a Person, as of any point in time and for so long as such relationship continues to exist with respect to such Person, any other Person that controls, is controlled by or is under common control with such Person. A Person will be regarded as in control of another Person if it (a) owns or controls, directly or indirectly, more than 50% of the equity securities of the subject Person entitled to vote in the election of directors (or, in the case of a Person that is not a corporation, for the election of the corresponding managing authority), or (b) possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.15.
“Agreement” has the meaning set forth in the Preamble.
1.16.
“Agreement Activities” means the performance of Research, Development, Manufacture or Commercialization activities under this Agreement.
1.17.
“Alliance Manager” has the meaning set forth in Section 3.5.1.
1.18.
“Annual Net Sales” means, with respect to a Product, the aggregate Net Sales of such Product sold by Vertex, its Affiliates or Sublicensees in the Field in the Territory during a Calendar Year and only during the Royalty Term for such Product in the applicable country.

1.19.
“Applicable Law” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of the Regulatory Authorities that may be in effect from time to time.
1.20.
“Approval Application” means a BLA, NDA or similar application or submission for a Product intended for use in connection with a Product filed with a Regulatory Authority in a country or group of countries to obtain marketing approval for a biological or pharmaceutical product, in that country or group of countries.
1.21.
“Audited Party” has the meaning set forth in Section 5.12.2.
1.22.
“Auditing Party” has the meaning set forth in Section 5.12.2.
1.23.
“Baseball Arbitration” means the arbitration process set forth in Schedule 1.23.
1.24.
“[**]” has the meaning set forth in Section [**].
1.25.
“[**]” has the meaning set forth in Section [**].
1.26.
“BLA” means a Biologics License Application that is submitted to the FDA for marketing approval for a Product pursuant to 21 C.F.R. § 601.2, or any substantially equivalent application in a jurisdiction outside the United States.
1.27.
“Breaching Party” has the meaning set forth in Section 9.2.2.
1.28.
“Build-Out Expenses” has the meaning set forth in Section 1.124(b).
1.29.
“Business Day” means, with respect to performance of an obligation or exercise of a right under this Agreement, any day other than a Saturday or Sunday or any city, state or federal holiday observed by the Party responsible for such performance or having such right.
1.30.
“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 or December 31, during the Term, or the applicable part thereof during the first or last calendar quarter of the Term.
1.31.
“Calendar Year” means any calendar year ending on December 31, or the applicable part thereof during the first or last year of the Term.
1.32.
“CDA” has the meaning set forth in Section 1.57.
1.33.
“Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than 50%

of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which the subject matter of this Agreement relates.
1.34.
“Clinical Trial” means a study in humans that is required to be conducted in accordance with GCP and is designed to generate data in support of an Approval Application.
1.35.
“Combination Product” has the meaning set forth in Section 1.133.
1.36.
“Commercialization Expenses” means, with respect to a Profit Share Product, [**].
1.37.
“Commercialize” or “Commercializing” means to: (a) market, promote, distribute, offer for sale, sell, have sold, import, export or otherwise commercialize a Product; or (b) conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Price Approval. When used as a noun, “Commercialization” means any activities involved in Commercializing.
1.38.
“Commercialization Plan” means, with respect to a Profit Share Product, the good faith, non-binding plan setting forth at a high level the anticipated Commercialization activities for such Profit Share Product in the Field in the Territory.
1.39.
“Commercially Reasonable Efforts” means with respect to the efforts to be expended by any Person with respect to any objective, reasonable, diligent and good faith efforts to accomplish such objective. With respect to Vertex’s obligations set forth in Section 2.6, “Commercially Reasonable Efforts” means [**]. “Commercially Reasonable Efforts” will be determined on a country-by-country basis in the relevant countries, and activities that are conducted in one country that have an effect on achieving the relevant objective in another country will be considered in determining whether Commercially Reasonable Efforts have been applied in such other countries.
1.40.
“Common Ownership Legislation” means the legislation on conditions for patentability and novelty, as codified at 35 U.S.C. § 102(c) (Common Ownership Under Joint Research Agreements).
1.41.
“Company” has the meaning set forth in the Preamble.
1.42.
“Company’s Knowledge” means the actual knowledge of the individuals identified on Schedule 1.42 after due inquiry of their direct reports and other employees of Company expected to have pertinent information with respect to the applicable matter (other than outside legal counsel).
1.43.
“Company Activity Expenses” means, with respect to a Profit Share Product, all Expenses incurred by Company or its Affiliates on or after the Profit Share Effective Date for: (a) Research Activities performed in accordance with the Research Plan (including the Research Budget) (or Additional Research Plan and Additional Research Budget); and (b) Other Company Activities performed in accordance with the applicable Other Company Activities Plan, including the budget set forth therein; in each case ((a) and (b)), to the extent reasonably allocable to such Profit Share Product (including the Licensed Agent in such Profit Share Product).
1.44.
“Company Agreement Know-How” means Know-How, other than Vertex System Know-How, that is Created solely by Company or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of Agreement Activities.
1.45.
“Company Agreement Patents” means Patents that claim any Company Agreement Know-How and do not claim Vertex Agreement Know-How, Joint Agreement Know-How or Vertex System Know-How.
1.46.
“Company Agreement Technology” means the Company Agreement Know-How and Company Agreement Patents.
1.47.
“Company Delivery System” means any Delivery System that: (a) is, in whole or in part, Covered by any Patent Controlled by Company or any of its Affiliates; or (b) incorporates or embodies any Know-How Controlled by Company or any of its Affiliates, including Company’s GalNAc LNP.
1.48.
“Company Gene Editing System” means any Gene Editing System that: (a) is, in whole or in part, Covered by any Patent Controlled by Company or any of its Affiliates; or (b) incorporates or embodies any Know-How Controlled by Company or any of its Affiliates.
1.49.
“Company Indemnified Party” has the meaning set forth in Section 8.1.1.
1.50.
“Company In-License Agreements” means [**].
1.51.
“Company System Know-How” means any Know-How, other than any Know-How that constitutes an Overlapping Improvement, that is Created in the performance of Agreement Activities either (a) solely by Company or its Affiliates or Third Parties acting on its or their behalf, (b) jointly by both Parties or their respective Affiliates or Third Parties acting on their behalf or (c) solely by Vertex or its Affiliates or Third Parties acting on its behalf, in each case ((a)-(c)), solely to the extent that such Know-How: [**].

1.52.
“Company System Patents” means Patents that claim any Company System Know-How and do not claim Vertex Agreement Know-How, Joint Agreement Know-How, Vertex System Know-How or Overlapping Improvements.
1.53.
“Company System Technology” means the Company System Know-How and Company System Patents.
1.54.
“Competitive Infringement” means an infringement, unauthorized use, misappropriation or threatened infringement of: (a) the Licensed Technology by a Third Party by reason of the making, using, offering to sell, selling, importing or other exploitation of a Gene Editing System or Delivery System (or an agent or product containing a Gene Editing System or Delivery System) that would be competitive with a Licensed Agent or Product; or (b) the [**] or Joint Agreement Technology by reason of the making, using, offering to sell, selling, importing or other exploitation of any product that would be competitive with a Licensed Agent or Product; in each case ((a) and (b)), in the Field in the Territory.
1.55.
“Competitor” means any Third Party that is [**].
1.56.
“Compliance” means, with respect to a Party, the adherence by such Party and its Affiliates to Applicable Law and such Party’s Party Specific Regulations, in each case with respect to the activities to be conducted under this Agreement.
1.57.
“Confidential Information” means, with respect to each Party, all Know-How or other information (including proprietary information (whether or not patentable) regarding or embodying such Party’s technology, agents, products, business information or objectives) that is communicated in any way or form by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients pursuant to this Agreement or that certain Mutual Confidentiality Agreement between Vertex and Company dated [**] (the “CDA”), whether or not such Know-How or other information is identified as confidential at the time of disclosure.
1.57.1.
Except to the extent disclosed in a mutually agreed press release or other mutually agreed public communication, the terms of this Agreement will be considered Confidential Information of both Parties, with both Parties deemed to be the Receiving Party of such Confidential Information.
1.57.2.
All (a) information and data specifically applicable to Licensed Agents or Products generated on or after the Effective Date pursuant to activities contemplated by this Agreement and (b) Vertex System Know-How will, in each case ((a) and (b)), be considered Vertex’s Confidential Information, with Company deemed to be the Receiving Party of such Confidential Information and the exceptions set forth in clauses (A), (D) and (E) of Section 1.57.6 below will not apply to such Confidential Information; provided, however, that the foregoing will not prevent Company from (y) subject to the terms and conditions of this Agreement, including the grant of any exclusive rights or covenants to Vertex hereunder, using or disclosing any Company Agreement Know-How or Company System Know-How for Company’s internal purposes, including research, development, manufacture, commercialization and other exploitation of its technology and products, or (z) using or disclosing any Company Agreement Know-How or Company System Know-How after expiration or termination of this Agreement.
1.57.3.
Subject to Section 1.57.2, all Company System Know-How will be considered Company’s Confidential Information, with Vertex deemed to be the Receiving Party of such Confidential Information and the exceptions set forth in clauses (A), (D) and (E) of Section 1.57.6 below will not apply to such Confidential Information.
1.57.4.
Subject to Section 1.57.2, all Joint Agreement Know-How will be considered Vertex’s Confidential Information and Company’s Confidential Information, with each Party deemed to be a Receiving Party of such Confidential Information and the exceptions set forth in clauses (A), (D) and (E) of Section 1.57.6 below will not apply to such Confidential Information; provided, however, that the foregoing will not prevent either Party from, subject to the terms and conditions of this Agreement, including the grant of any exclusive rights or covenants to Vertex hereunder, using or disclosing any Joint Agreement Know-How for its internal purposes, including research, development, manufacture, commercialization and other exploitation of its technology and products.
1.57.5.
For clarity, subject to Section 1.57.2, all Know-How solely owned by one Party will be considered such Party’s Confidential Information, with the non-owning Party deemed to be the Receiving Party of such Confidential Information.
1.57.6.
Notwithstanding any provision of this Section 1.57 to the contrary, Confidential Information does not include any Know-How or information that: (A) was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by or on behalf of the Disclosing Party; (B) was generally available to the public or part of the public domain at the time of its disclosure to the Receiving Party; (C) became generally available to the public or part of the public domain after its disclosure to the Receiving Party, other than through any act or omission of the Receiving Party in breach of its obligations under this Agreement; (D) is disclosed to the Receiving Party (other than under an obligation of confidentiality) by a Third Party who has no obligation to the Disclosing Party not to disclose such information to the Receiving Party; or (E) is independently Created by or on behalf of the Receiving Party without the use of any Confidential Information belonging to the Disclosing Party. Confidential Information disclosed to the Receiving Party hereunder will not be deemed to fall within the foregoing exceptions merely because broader or related information falls within such exceptions, nor will combinations of elements or principles be considered to fall within the foregoing exceptions merely because individual elements of such combinations fall within such exceptions.
1.58.
“Control” or “Controlled” means, with respect to a Party or any of its Affiliates and to any Know-How, Patent, or Regulatory Filing, possession on the Effective Date or at any time during the Term of the ability by such Party or such Affiliate (whether by sole or joint ownership, license or otherwise), other than pursuant to this Agreement, to grant a license, access or other right in, to or under such Know-How, Patent or Regulatory Filing in the manner contemplated by this Agreement without violating the terms of any agreement with a Third Party. Notwithstanding the foregoing: (a) any Know-How, Patent or Regulatory Filing in-licensed or acquired by Company or its Affiliates under a New Company Agreement shall not be deemed “Controlled” by Company or its Affiliates unless and until Vertex provides a New Company Agreement Election Notice with respect to such New Company Agreement (and only for so long Vertex has not has not exercised its right to abandon its payment obligations pursuant to Section 5.7.3(c)); and (b) notwithstanding anything to the contrary in this Agreement, a Party or its Affiliates will be deemed to not Control any Patents, Know-How or Regulatory Filings that are owned or controlled by an Acquirer (regardless of whether the Acquirer is an Affiliate after a Change of Control) (i) prior to the closing of the Change of Control pursuant to which such Acquirer became an Affiliate of such Party, except to the extent that any such Patents, Know-How or Regulatory Filings are used or practiced by or on behalf of such Party or any of its Affiliates in the performance of Agreement Activities, or (ii) after the closing of such Change of Control to the extent that such Patents, Know-How or Regulatory Filings (A) are Created by such Acquirer after the closing of such Change of Control without using or incorporating (1) such Party’s or its pre-existing Affiliates’ Know-How or Patents or (2) any Confidential Information of Vertex, and (B) are not used or practiced by or on behalf of such Party or any of its Affiliates in the performance of Agreement Activities.
1.59.
“Cost of Goods Sold” means the cost of goods sold or cost of services sold, as applicable, [**].
1.60.
“Cover,” “Covering” or “Covers” means, as to an agent, product or other technology and Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, having made, using, selling, offering for sale or importation of such agent, product or other technology would infringe such Patent (or, as to a pending claim included in such Patent, the making, using, keeping, selling, offering for sale or importation of such agent, product or other technology would infringe such Patent if such pending claim were to issue in an issued patent without modification) in the country in which such activity occurs.
1.61.
“Created” means (a) with respect to any Know-How constituting an invention, invented and (b) with respect to any other Know-How, discovered, developed or created.

1.62.
“Delivery System” means a vehicle [**].
1.63.
“Development” means, with respect to a Product or Licensed Agent contained in a Product, all clinical and non-clinical research and development activities conducted after filing of an IND for such Product, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials, regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Marketing Approval. When used as a verb, “Develop” or “Developing” means to engage in Development. “Development” shall be deemed to include the conduct of post-Marketing Approval studies for a Product (including Clinical Trials).
1.64.
“Development Candidate Criteria” means the criteria set forth on Schedule 1.64.
1.65.
“Development Expenses” means, with respect to a Profit Share Product or Licensed Agent contained in a Profit Share Product, [**].
1.66.
“Development Plan” means, with respect to a Profit Share Product, the good faith, non-binding development plan setting forth at a high level the anticipated Development activities for such Profit Share Product in the Field in the Territory.
1.67.
“Disclosing Party” has the meaning set forth in Section 10.1.
1.68.
“Dispute” has the meaning set forth in Section 11.12.
1.69.
“Distracting Product” has the meaning set forth in Section 4.7.
1.70.
“Distributor” means a Third Party to whom Vertex or its Affiliates or Sublicensees grant a right to sell or distribute a Product, that purchases its requirements for such Product from Vertex or its Affiliates or Sublicensees and does not otherwise make any royalty or other payments to Vertex or its Affiliates or Sublicensees with respect to Vertex’s, its Affiliates’ or its Sublicensees’ intellectual property rights or Products, including any payments that are calculated on the basis of a percentage of, or profit share on, such Third Party’s sale of Products.
1.71.
“Divest” means, with respect to a Distracting Product, the sale, exclusive license or other transfer by Company and its Affiliates of all of their research, development, manufacturing and commercialization rights with respect to such Distracting Product to a Third Party without the retention or reservation of any research, development, manufacturing or commercialization obligation, interest or participation rights (other than solely an economic interest or the right to enforce customary terms contained in the relevant agreements effectuating such transaction).
1.72.
“Effective Date” has the meaning set forth in the Preamble.

1.73.
“EMA” means the European Medicines Agency and any successor entity thereto.
1.74.
“Equivalent Product” means, with respect to a particular Product in a particular country, a product on the market in such country commercialized by any Third Party that is not a Sublicensee and that did not purchase such product in a chain of distribution that included any of Vertex or its Affiliates or Sublicensees, that: (a) is approved by the applicable Regulatory Authority, under any then-existing laws and regulations in the applicable country pertaining to approval of generic or biosimilar biologic products, as a “generic” or “biosimilar” (or foreign equivalent) version of such Product, which approval relies on or references information in the Approval Application for such Product; or (b) is otherwise recognized by the applicable Regulatory Authority as a biosimilar or interchangeable product (or foreign equivalent) to such Product.
1.75.
“Europe” means: (a) the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time, which as of the Effective Date consists of Austria, Belgium, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, The Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, Sweden and that certain portion of Cyprus included in such organization (the “European Union”); (b) the United Kingdom of Great Britain and Northern Ireland; (c) any member country of the European Economic Area that is not otherwise a member of the European Union; and (d) any country not otherwise included in clauses (a), (b) or (c) that participates in the unified filing system under the auspices of the EMA. Notwithstanding the foregoing, “Europe” will at all times be deemed to include each of Italy, Germany, France, the United Kingdom and Spain.
1.76.
“European Commission” means the European Commission or any successor entity that is responsible for granting marketing approvals authorizing the sale of pharmaceuticals in the European Union.
1.77.
“European Union” has the meaning set forth in Section 1.75.
1.78.
“Executive Officers” means the Chief Executive Officer of Company and the Executive Vice President and Chief Scientific Officer of Vertex, or any executive vice president designated by a Party in writing who has the authority to resolve the applicable matter referred to the Executive Officers in accordance with this Agreement.
1.79.
“Existing In-License Agreement” has the meaning set forth in Section 5.7.1.
1.80.
“Existing In-License Agreement Net Sales” has the meaning set forth in Section 5.7.3(a)(i)(E).
1.81.
“Expenses” means Out-of-Pocket Costs and FTE Costs.

1.82.
“Exploit” means, with respect to a Licensed Agent or Product, to Research, Develop, Manufacture (including have Manufactured), use, keep, sell, offer for sale, import, export, Commercialize and otherwise exploit such Licensed Agent or Product.
1.83.
“FDA” means the United States Food and Drug Administration and any successor entity thereto.
1.84.
“FD&C Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder.
1.85.
“Field” means the treatment, prevention and diagnosis of any human disease.
1.86.
“Filing” has the meaning set forth in Section 6.2.1.
1.87.
“First Commercial Sale” means with respect to a Product, [**].
1.88.
“Force Majeure” means a condition, the occurrence and continuation of which is beyond the reasonable control of a Party, including an act of God, governmental acts or restrictions, war, civil commotion, labor strike or lock-out, epidemic or pandemic, flood, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.
1.89.
“FTE” means [**] hours of work per annum devoted to or in support of (a) the Research Activities or Other Company Activities that is carried out by one or more qualified scientific or technical employees (for clarity, excluding Third Party contractors) of Company or its Affiliates or (b) Agreement Activities that is carried out by one or more qualified employees (for clarity, excluding Third Party contractors) of Vertex or its Affiliates.
1.90.
“FTE Costs” means, for any period, the applicable FTE Rate multiplied by the number of FTEs who perform a specified activity under this Agreement.
1.91.
“FTE Rate” means $[**] per FTE; provided that such rates will increase or decrease on January 1 of each Calendar Year (starting with January 1, 2023) in accordance with the percentage year-over-year increase or decrease in the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) over the 12 month period preceding each such January 1. The FTE Rate includes (a) all wages and salaries, employee benefits, bonus, travel and entertainment, supplies and other direct expenses and (b) indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation.
1.92.
“GAAP” means United States generally accepted accounting principles.

1.93.
“GCP” means good clinical practices, which are the then-current standards for Clinical Trials for pharmaceuticals, as set forth in the FD&C Act, FDA’s regulations and guidance, ICH Guideline E6 or other Applicable Law, and such standards of good clinical practice as are required by the Regulatory Authorities of Europe and other organizations and governmental authorities in countries for which the applicable Licensed Agent or Product is intended to be Developed, to the extent such standards are not less stringent than United States standards.
1.94.
“Gene Editing System” means: (a) a gene editing or engineering system or technology [**]; and (b) nucleotide sequences (e.g., mRNA) encoding same.
1.95.
“GLP” means the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, or comparable regulatory standards in jurisdictions outside of the United States, to the extent such standards are not less stringent than United States standards.
1.96.
“GMP” means the then-current good manufacturing practices as specified in FDA’s regulations, ICH Guideline Q7A, or equivalent laws, rules or regulations of an applicable Regulatory Authority at the time of manufacture, to the extent such standards are not less stringent than United States standards.
1.97.
“Government Official” means (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or person acting for or on behalf of a government official, Governmental Authority, or other enterprise performing a governmental function, (c) any political party, candidate for public office, officer, employee, or person acting for or on behalf of a political party or candidate for public office, and (d) any employee or person acting for or on behalf of a public international organization (e.g., the United Nations). For clarity, healthcare professionals or healthcare providers employed by government-owned hospitals will be considered Government Officials.
1.98.
“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.
1.99.
“Grantor” has the meaning set forth in Section 5.7.2(a).
1.100.
“IND” means any Investigational New Drug application filed with the FDA pursuant to 21 C.F.R. Part 312 or a clinical trial authorization or similar application or submission for Clinical Trial of a Product filed with a Regulatory Authority in a country or group of countries.
1.101.
“IND Acceptance Date” means, (a) with respect to an IND in the United States, the later of (i) the occurrence of 30 days following the FDA’s receipt of such IND if the FDA does not place a clinical hold with respect to such IND filing in such 30-day period and the IND filing has not been withdrawn in such 30-day period or (ii) if the FDA places a clinical hold with respect to such IND during such 30-day period, the FDA’s notification of the lifting of such clinical hold and (b) with respect to an IND in a country other than the United States, the clearance of such IND in accordance with Applicable Law such that the Clinical Trial described in such IND may be initiated.
1.102.
“IND-Enabling Toxicology Studies” means, with respect to a Product, animal toxicology studies conducted in accordance with applicable GLP that are suitable and intended to support an IND for such Product.
1.103.
“Indemnified Party” has the meaning set forth in Section 8.1.4.
1.104.
“Indemnifying Party” has the meaning set forth in Section 8.1.4.
1.105.
“Indirect Tax” has the meaning set forth in Section 5.11.4.
1.106.
“Initiation” or “Initiate” means, with respect to any Clinical Trial, first dosing of the first human subject in such Clinical Trial.
1.107.
“Insolvency Event” has the meaning set forth in Section 9.2.4.
1.108.
“IP Committee” has the meaning set forth in Section 3.3.
1.109.
“Joint Agreement Know-How” means Know-How, other than Vertex System Know How and Company System Know-How, that is Created jointly by both Parties or their respective Affiliates or Third Parties acting on their behalf, in each case, in the performance of Agreement Activities (including in any meeting of the JRC). For clarity, for Know-How that is not an invention, neither of the following shall, on its own or in combination with each other, suffice to establish that such Know-How is Joint Agreement Know-How: (a) the mere existence of this Agreement; or (b) the mere disclosure or inclusion of an objective or problem to be solved in the Research Plan or in connection with Agreement Activities.
1.110.
“Joint Agreement Patents” means Patents that (a) claim any Joint Agreement Know-How or (b) both (i) claim Company Agreement Know-How or Company System Know-How (on the one hand) and (ii) and separately claim Vertex Agreement Know-How or Vertex System Know-How (on the other hand).
1.111.
“Joint Agreement Technology” means the Joint Agreement Know-How and Joint Agreement Patents.
1.112.
“JRC” has the meaning set forth in Section 3.1.1.
1.113.
“JSC” has the meaning set forth in Section 3.2.1.
1.114.
“Know-How” means data, results, protocols, chemical structures, chemical sequences, materials, inventions, know-how, formulas, trade secrets, techniques, methods, processes, procedures and developments, and other scientific, technical or manufacturing information, whether or not patentable.

1.115.
“Liability” has the meaning set forth in Section 8.1.1.
1.116.
“Licensed Agent” means any agent containing a [**].
1.117.
“Licensed Know-How” means any Know-How Controlled by Company or its Affiliates on the Effective Date, or that comes into Company’s or its Affiliate’s Control during the Term, that is necessary or reasonably useful to Research, Develop, Manufacture or Commercialize any Licensed Agent or Product in the Field.
1.118.
“Licensed Patents” means any Patents Controlled by Company or its Affiliates on the Effective Date, or that come into the Company’s or its Affiliate’s Control during the Term, that (a) Cover any Licensed Agent or Product; or (b) are otherwise necessary or reasonably useful to Research, Develop, Manufacture or Commercialize any Licensed Agent or Product in the Field.
1.119.
“Licensed Technology” means the Licensed Patents and Licensed Know-How.
1.120.
“Licensee” has the meaning set forth in Section 5.7.2(b).
1.121.
“[**]” has the meaning set forth in Schedule 1.121.
1.122.
“Major European Market Country” means any one of the following countries: [**].
1.123.
“Manufacture” or “Manufactured” or “Manufacturing” means activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality control testing and quality assurance release, shipping or storage of a Licensed Agent or Product.
1.124.
“Manufacturing Expenses” means, with respect to a Profit Share Product:
(a)
[**];
(b)
[**]; and
(c)
[**].
1.125.
“Marketing Approval” means, with respect to a Product in a particular jurisdiction, all approvals (including any regular or accelerated approval of a BLA or NDA), licenses, registrations or authorizations necessary for the Commercialization of such Product in such jurisdiction, including, with respect to the United States, approval of an Approval Application for such Product by the FDA and with respect to Europe, approval of an Approval Application for such Product by the European Commission or the applicable Regulatory Authority in any particular country in Europe. For clarity, Marketing Approval excludes Price Approval.

1.126.
“Materials” means chemical compounds, biological materials, including Clinical Trial samples, cell lines, lipids, assays, viruses and vectors, and other materials. For clarity, Materials include physical embodiments of Delivery Systems (or components thereof) and Gene Editing Systems (or components thereof).
1.127.
“Medical Affairs Activities” means responding to external inquiries or complaints, the planning for and conduct of investigator sponsored Clinical Trials not included in a Development Plan, medical education, speaker programs, advisory boards, thought leader activities, educational grants and fellowships, local country government affairs, phase 3b Clinical Trials, generating health economics and outcomes research data from patient reported outcomes, prospective observational studies and retrospective observational studies, and economic models and reimbursement dossiers, deployment of medical science liaisons, medical affairs clinical trial management, doctors in field (other than medical science liaisons), scientific publications and medical communications.
1.128.
“Medical Affairs Expenses” means, with respect to a Profit Share Product, all Expenses incurred by Vertex or its Affiliates in connection with the conduct of Medical Affairs Activities for such Profit Share Product, to the extent reasonably allocable to such Profit Share Product.
1.129.
“[**]” has the meaning set forth in Section 1.133.
1.130.
“NDA” means a new drug application that is submitted to the FDA for marketing approval for a Product, pursuant to Section 505 of the FD&C Act, or any substantially equivalent application in a jurisdiction outside the United States.
1.131.
“Net Loss” means, with respect to a Profit Share Product, for a given period, Net Sales of such Profit Share Product in the Territory plus Sublicense Revenue for such Profit Share Product less Program Expenses for such Profit Share Product, where the result is a negative number.
1.132.
“Net Profit” means, with respect to a Profit Share Product, for a given period, Net Sales of such Profit Share Product in the Territory plus Sublicense Revenue for such Profit Share Product less Program Expenses for such Profit Share Product, where the result is a positive number.
1.133.
“Net Sales” means the [**] invoiced price for Products sold by Vertex (including sales generated from named patient programs and excluding sales deferred for GAAP accounting purposes until such sales are recognized), its Affiliates or, solely in the case of Royalty Products, Sublicensees (each, a “Selling Party”) to Third Parties (including Distributors), less the following deductions from such [**] amounts:
(a)
[**];
(b)
[**];

(c)
[**];
(d)
[**];
(e)
[**]; and
(f)
[**].

Only items that are deducted from the Selling Party’s [**] sales of Product(s), as included in the Selling Party’s published financial statements and that are in accordance with GAAP, applied on a consistent basis, will be deducted from such [**] sales for purposes of the calculation of Net Sales; provided that amounts written off by the Selling Party by reason of uncollectible debt pursuant to clause (a) or amounts of compulsory payments deducted pursuant to clause (f) above, respectively, may be deducted from Net Sales in accordance with clause (a) or clause (f) above, respectively, regardless of its classification in the Selling Party’s published financial statements.

A qualifying amount may be deducted only once regardless of the number of the preceding categories that describes such amount. If a Selling Party makes any adjustment to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments and payment of any royalties due will be reported with a subsequent quarterly report. Sales between or among Vertex, its Affiliates and, solely in the case of Royalty Products, Sublicensees will be excluded from the computation of Net Sales if such sales are not intended for end use, but Net Sales will include the subsequent final sales to Third Parties by Vertex or any such Affiliates or, solely in the case of Royalty Products, Sublicensees. A Product will not be deemed to be sold if the Product is provided free of charge to a Third Party in reasonable quantities as a sample consistent with industry standard promotional and sample practices. For clarity, Net Sales include sales such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” even if such sales occur prior to receipt of Marketing Approval.

If a sale, transfer or other disposition with respect to a Product involves consideration other than cash or is not at arm’s length, the Net Sales from such sale, transfer or other disposition will be calculated based on the average Net Sales price of the Product in arm’s length sales for cash in the relevant country during the same Calendar Quarter as such sale, transfer or other disposition or, in the absence of such sales, based on the fair market value of the Product as mutually determined by the Parties.

Solely for purposes of calculating Net Sales, [**] (“Other Product”) (whether combined in a single formulation or package, as applicable, or formulated separately but packaged under a single label approved by a Regulatory Authority and sold together for a single price) (such combination product, a “Combination Product”), Net Sales of such Combination Product in any country for the purpose of determining the payments due to Company pursuant to this Agreement will be calculated by [**]. If the [**] selling price of the [**] in such country can be determined but the [**] selling price of the Other Product in such country cannot be determined, then Net Sales of the Combination Product in such country for purposes of determining the payments due to Company pursuant to this Agreement will be calculated by [**]. If such separate sales are not made in a country, then Net Sales of the Combination Product in such country for purposes of determining the payments due to Company pursuant to this Agreement will be calculated by [**]; provided that if the Parties are unable to agree on such fraction, then either Party may, by written notice to the other Party, refer any such Dispute to the Executive Officers, who will confer in good faith on the resolution of the issue. Absent mutual agreement by the Executive Officers within [**] after such referral, either Party may invoke Baseball Arbitration to determine such fraction.

1.134.
“New Company Agreement Amounts” has the meaning set forth in Section 5.7.3(a)(ii).
1.135.
“New Company Agreement Election Notice” has the meaning set forth in Section 5.7.2(b).
1.136.
“New Company Agreements” has the meaning set forth in Section 5.7.2(a).
1.137.
“New In-Licensed Technology” has the meaning set forth in Section 5.7.2(a).
1.138.
“Non-Breaching Party” has the meaning set forth in Section 9.2.2.
1.139.
“Opt-In Information Package” means an information package for all Products, which information package includes the following information: (a) a summary of the material analyses and scientific data generated or compiled by or on behalf of Vertex with respect to Products; (b) a schedule identifying all then-known Selected Third Party Intellectual Property Costs (excluding such costs covered by clause (b) of the definition thereof) for the Products; (c) any protocols or proposed designs for anticipated Clinical Trials with respect to Products; (d) a high level summary of then-anticipated Development activities for the Products and the projected Program Expense Budget for the one year following the delivery date of the Opt-In Information Package to Company (or a longer period of time to the extent then-available); (e) [**]; and (f) a good faith estimate of all Phase 1 Preparatory Costs incurred as of the Opt-In Information Package Delivery Date.
1.140.
“Opt-In Information Package Delivery Date” has the meaning set forth in Section 5.9.1.
1.141.
“Opt-Out” has the meaning set forth in Section 5.9.4(a).
1.142.
“Opt-Out Effective Date” has the meaning set forth in Section 5.9.4(a).
1.143.
“Opt-Out Notice” has the meaning set forth in Section 5.9.4(a).
1.144.
“Other Company Activities” has the meaning set forth in Section 2.9.1.
1.145.
“Other Company Activities Plan” has the meaning set forth in Section 2.9.1.
1.146.
“Other Out-of-Pocket Expenses” means, with respect to a Profit Share Product or Licensed Agent contained in a Profit Share Product, the sum of the following:
1.146.1.
[**];

1.146.2.
[**];
1.146.3.
[**]; and
1.146.4.
[**].
1.147.
“Other Product” has the meaning set forth in Section 1.133.
1.148.
“Other Safety Information” means all emerging and known information about the Products involving known or potential risks to humans including: misuse, abuse, overdose, off-label use, medication error, lack of effect, suspected transmission of an infectious agent, occupational exposure, pregnancy exposure or any use of a falsified product.
1.149.
“Out-of-Pocket Costs” means, with respect to a Party, costs and expenses paid by such Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with GAAP), other than employees of such Party or its Affiliates.
1.150.
“Overlapping Improvements” means [**].
1.151.
“Party” or “Parties” has the meaning set forth in the Preamble.
1.152.
“Party Specific Regulations” means all non-monetary judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement.
1.153.
“Patent Enforcement Expenses” means, with respect to a Profit Share Product or Licensed Agent contained in a Profit Share Product, all Expenses incurred by either Party or its respective Affiliates, (a) for the enforcement of Patents that Cover such Profit Share Product or Licensed Agent and (b) that are not reimbursed pursuant to Section 6.4.4(a).
1.154.
“Patents” means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations and patents of addition thereof, including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.
1.155.
“Payee” has the meaning set forth in Section 5.11.1.
1.156.
“Payment” has the meaning set forth in Section 5.11.1.

1.157.
“Payor” has the meaning set forth in Section 5.11.1.
1.158.
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.
1.159.
“Phase 1 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent Clinical Trial.
1.160.
“Phase 3 Clinical Trial” means any Clinical Trial as described in 21 C.F.R. §312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent Clinical Trial.
1.161.
“Phase 1 Preparatory Costs” means the [**].
1.162.
“Pivotal Clinical Trial” means, with respect to a Product, a Clinical Trial in humans performed to gain evidence with statistical significance of the efficacy of such Product in a target population, and to obtain expanded evidence of safety for such Product that is needed to evaluate the overall benefit-risk relationship of such Product, to form the basis for filing an Approval Application and obtaining Marketing Approval from a Regulatory Authority for such Product and to provide an adequate basis for physician labeling. If a Clinical Trial is not a Pivotal Clinical Trial on its Initiation but later meets the requirements of a Pivotal Clinical Trial, then such Clinical Trial shall be considered a Pivotal Clinical Trial on the Initiation of the portion of the Clinical Trial that satisfies the requirements for a Pivotal Clinical Trial.
1.163.
“Pre-Approved Subcontractors” has the meaning set forth in Section 2.1.7.
1.164.
“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination.
1.165.
“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority.
1.166.
“Product” means any product containing a Licensed Agent, in any form or formulation, and whether alone or together with one or more other therapeutically active ingredients, Delivery Systems or other components.

1.167.
“Product Advancement Date” has the meaning set forth in Section 2.1.8.
1.168.
“Profit Share Effective Date” has the meaning set forth in Section 5.9.2.
1.169.
“Profit Share Exercise Notice” has the meaning set forth in Section 5.9.2.
1.170.
“Profit Share Option” has the meaning set forth in Section 5.9.2.
1.171.
“Profit Share Split” means, as elected by Company in accordance with Section 5.9.2 and subject to Section 5.9.4(b), either (a) 60% Vertex and 40% Company or (b) [**]% Vertex and [**]% Company.
1.172.
“Profit Share Split Step-Down” has the meaning set forth in Section 5.9.4(b).
1.173.
“Profit Share Split Step-Down Effective Date” has the meaning set forth in Section 5.9.4(b).
1.174.
“Profit Share Split Step-Down Notice” has the meaning set forth in Section 5.9.4(b).
1.175.
“Profit Share Products” means all Products on and after the Profit Share Effective Date but prior to the Opt-Out Effective Date. For clarity, “Profit Share Product” means any Product on and after the Profit Share Effective Date but prior to the Opt-Out Effective Date.
1.176.
“Program Expense Budget” has the meaning set forth in Section 5.9.5(b).
1.177.
“Program Expenses” means, with respect to a Profit Share Product, [**].
1.178.
“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparing, filing, prosecuting and maintenance of such Patent, as well as handling re-examinations and reissues with respect to such Patent, together with the conduct of interferences, derivation proceedings, the defense of oppositions, post-grant patent proceedings (such as inter partes review and post grant review) and other similar proceedings with respect to the particular Patent. For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.
1.179.
“Receiving Party” has the meaning set forth in Section 10.1.
1.180.
“Reconciliation Report” has the meaning set forth in Section 5.9.9(a).
1.181.
“Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations, clearances, accreditations and approvals (including approvals of Approval Applications, supplements and amendments, pre- and post- approvals, and labeling approvals) of any Regulatory Authority, necessary for the research, development, clinical testing, commercial manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a pharmaceutical product in a regulatory jurisdiction, including Marketing Approval but excluding Price Approval.
1.182.
“Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the EMA), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of Regulatory Approvals or Price Approvals for pharmaceutical products in such country or countries.
1.183.
“Regulatory Filings” means, collectively: (a) all (i) INDs or other filings needed to initiate clinical testing of any pharmaceutical product, (ii) Approval Applications (including BLAs and NDAs), establishment license applications and drug master files, (iii) applications for designation as an “Orphan Product(s)” under the Orphan Drug Act, (iv) applications for “Fast Track” status, “Breakthrough Therapy” status or “Regenerative Medicine Advanced Therapy Designation” under Section 506 of the FD&C Act (21 U.S.C. § 356) or (v) requests for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FD&C Act (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) any applications for Regulatory Approval or Price Approval and other applications, filings, dossiers or similar documents submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval or Price Approval from that Regulatory Authority; (c) any supplements and amendments to any of the foregoing; and (d) any correspondence with any Regulatory Authority relating to any of the foregoing.
1.184.
“Relevant Confidential Information” has the meaning set forth in Section 4.6.
1.185.
“Reported Amounts” has the meaning set forth in Section 5.12.2.
1.186.
“Required Withholding” has the meaning set forth in Section 5.11.1.
1.187.
“Research” means, with respect to a Product or Licensed Agent contained in a Product, conducting research activities to discover, design, optimize, deliver and advance such Licensed Agent or Product, including pre-clinical studies and optimization up to the filing of an IND for any such Product, but excluding, Development, Manufacture and Commercialization. When used as a verb, “Researching” means to engage in Research.
1.188.
“Research Activities” has the meaning set forth in Section 2.1.1.
1.189.
“Research Budget” has the meaning set forth in Section 2.1.1.
1.190.
“Research Plan” has the meaning set forth in Section 2.1.1.
1.191.
“Research Term” means the period beginning on the Effective Date and ending on the fourth anniversary of the Effective Date, subject to any extension pursuant to Section 2.1.5.

1.192.
“Research Term Extension Notice” has the meaning set forth in Section 2.1.5.
1.193.
“Residual Knowledge” means knowledge, techniques, experience and Know-How that are (a) reflected in any Confidential Information owned or controlled by the Disclosing Party and (b) retained in the unaided memory of any authorized representative of the Receiving Party after having access to such Confidential Information. A Person’s memory will be considered to be unaided if the Person has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it.
1.194.
“Royalty-Bearing Vertex System Patent” means any Vertex System Patent that claims or covers Vertex System Know-How that was Created solely or jointly by Company or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of Agreement Activities.
1.195.
“Royalty Product” means any Product other than a Profit Share Product.
1.196.
“Royalty Report” has the meaning set forth in Section 5.5.7.
1.197.
“Royalty Term” means, with respect to a Royalty Product in a country, the period commencing on the first sale of such Royalty Product giving rise to Net Sales in such country and ending upon the latest of: (a) the expiration of the last Valid Claim of a Licensed Patent or Royalty-Bearing Vertex System Patent that Covers such Product in such country; (b) 10 years after the First Commercial Sale of such Product in such country; or (c) expiration of all applicable regulatory exclusivity periods, including data exclusivity, in such country with respect to such Product.
1.198.
“Rules” has the meaning set forth in Section 11.12.3(a).
1.199.
“Safety Data Exchange Agreement” has the meaning set forth in Section 2.8.
1.200.
“Selected Third Party Intellectual Property” means, with respect to a Licensed Agent or Product, Patents or Know-How owned or controlled by a Third Party (but not then included in Licensed Technology) that Cover (with respect to Patents) or are necessary or reasonably useful to Research, Develop, Manufacture or Commercialize (with respect to Know-How) such Licensed Agent or Product.
1.201.
“Selected Third Party Intellectual Property Costs” means: (a) Out-of-Pocket Costs, including upfront payments, purchase price, milestones, royalties, license fees, option fees, option exercise fees and other payments paid by Vertex or its Affiliates or Sublicensees to a Third Party that owns or controls Selected Third Party Intellectual Property (or that, prior to the applicable transaction with Vertex or its Affiliates or Sublicensees, owned or controlled Selected Third Party Intellectual Property) to license or acquire such Selected Third Party Intellectual Property; provided that, if the applicable Selected Third Party Intellectual Property relates to both a Licensed Agent or Product and one or more other programs of Vertex or its Affiliates or Sublicensees, then any such Out-of-Pocket Costs that are not specific to the Research, Development, Manufacturing or Commercialization

of a Licensed Agent or Product (e.g., upfront payments, purchase price, etc.) shall be equitably allocated by Vertex among the applicable Licensed Agent or Product and such other programs, and only such portion that is allocated to the applicable Licensed Agent or Product shall constitute Selected Third Party Intellectual Property Costs; and (b) any royalty or other payment obligation under a Company In-License Agreement that is deemed to be a Selected Third Party Intellectual Property Cost as set forth in Section 5.7.3(a).
1.202.
“Selling Party” has the meaning set forth in Section 1.133.
1.203.
“[**]” means [**].
1.204.
“SPA” has the meaning set forth in Section 5.2.
1.205.
“Subcontractor” has the meaning set forth in Section 2.1.7.
1.206.
“Sublicense” means, when used as a verb, directly or indirectly, to sublicense under, grant any other right with respect to, or agree not to assert, any rights granted to Vertex under Section 4.1.1(a). When used as a noun, “Sublicense” means any agreement to Sublicense.
1.207.
“Sublicensee” means a Third Party, other than a service provider or Distributor, to whom Vertex (or a Sublicensee or Affiliate) sublicenses any of the rights granted to Vertex under Section 4.1.1(a) during the Term.
1.208.
“Sublicense Revenue” means, with respect to a Profit Share Product, [**].
1.209.
“Summary Statement” has the meaning set forth in Section 5.9.8.
1.210.
“Tax Action” has the meaning set forth in Section 5.11.3.
1.211.
“Term” has the meaning set forth in Section 9.1.
1.212.
“Territory” means worldwide.
1.213.
“Third Party” means any Person other than Vertex, Company or their respective Affiliates.
1.214.
“Third Party Claim” has the meaning set forth in Section 8.1.1.
1.215.
“Third Party Infringement Claim” has the meaning set forth in Section 6.3.
1.216.
“Transferee Party” has the meaning set forth in Section 2.1.10.
1.217.
“Transferor Party” has the meaning set forth in Section 2.1.10.
1.218.
“Type 1 Product” means any Product containing [**]. All Type 1 Products comprising [**] will be considered the same Type 1 Product under this Agreement.

1.219.
“Type 2 Product” means any Product containing [**]. All Type 2 Products comprising [**].
1.220.
“United States” or “U.S.” means the United States of America and all of its districts, territories and possessions.
1.221.
“Valid Claim” means a claim (a) of any issued, unexpired United States or foreign Patent, which has not, in the country of issuance, been donated to the public, disclaimed, or held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application, which has not, in the country in question, been cancelled, withdrawn, or abandoned. Notwithstanding the foregoing, on a country-by-country basis, a patent application pending for more than [**] from the earliest priority date with respect thereto will not be considered to have any Valid Claim for purposes of this Agreement unless and until a patent that meets the criteria set forth in clause (a) above with respect to such application issues.
1.222.
“Vertex” has the meaning set forth in the Preamble.
1.223.
“Vertex Agreement Know-How” means Know-How, other than Company System Know-How, that is Created solely by Vertex or its Affiliates or Third Parties acting on its or their behalf, in each case, in the performance of Agreement Activities.
1.224.
“Vertex Agreement Patents” means Patents that claim any Vertex Agreement Know-How and do not claim Company Agreement Know-How, Joint Agreement Know-How or Company System Know-How.
1.225.
“Vertex Agreement Technology” means the Vertex Agreement Know-How and Vertex Agreement Patents.
1.226.
“Vertex Amounts” has the meaning set forth in Section 5.7.3(a)(i)(A).
1.227.
“Vertex Delivery System” means any Delivery System that: (a) is, in whole or in part, Covered by any Patent Controlled by Vertex or any of its Affiliates; or (b) incorporates or embodies any Know-How Controlled by Vertex or any of its Affiliates.
1.228.
“Vertex Gene Editing System” means any Gene Editing System that: (a) is, in whole or in part, Covered by any Patent Controlled by Vertex or any of its Affiliates; or (b) incorporates or embodies any Know-How Controlled by Vertex or any of its Affiliates.
1.229.
“Vertex Indemnified Party” has the meaning set forth in Section 8.1.2.
1.230.
“Vertex Research Expenses” means, with respect to a Profit Share Product, all Expenses incurred by Vertex and its Affiliates in connection with Research of such

Profit Share Product, to the extent reasonably allocable to such Profit Share Product (including the Licensed Agent in such Profit Share Product).
1.231.
“Vertex System Know-How” means any Know-How, other than any Know-How that constitutes an Overlapping Improvement, that is Created in the performance of Agreement Activities either (a) solely by Company or its Affiliates or Third Parties acting on its or their behalf, (b) jointly by both Parties or their respective Affiliates or Third Parties acting on their behalf or (c) solely by Vertex or its Affiliates or Third Parties acting on its behalf, in each case ((a)-(c)), solely to the extent that such Know-How: [**].
1.232.
“Vertex System Patents” means Patents that claim any Vertex System Know-How and do not claim Company Agreement Know-How, Joint Agreement Know-How, Company System Know-How or Overlapping Improvements.
1.233.
“Vertex System Technology” means the Vertex System Know-How and Vertex System Patents.
1.234.
“[**]” has the meaning set forth in Schedule 1.234.
1.235.
“[**]” has the meaning set forth in Schedule 1.235.
ARTICLE 2.

Research, DEVELOPMENT, MANUFACTURING AND COMMERCIALIZATION
2.1.
Research.
2.1.1.
Research Plan & Budget. The initial research plan is set forth in Schedule 2.1.1 (such plan, as may be amended pursuant to Section 2.1.3, the “Research Plan”). The activities relating to the Research of Licensed Agents and Products will be conducted by the Parties under this Agreement during the Research Term in accordance with the Research Plan (such activities, the “Research Activities”); provided that Vertex shall have the right to Research any Licensed Agent outside of the Research Plan any time after the occurrence of the Product Advancement Date, including during the Research Term. The initial Research Plan includes a budget for the Research Activities to be conducted by Company from the Effective Date through [**] (such budget, as amended from time to time (including to reflect Research Activities to be conducted by Company after [**]), the “Research Budget”). The Research Plan (including the Research Budget) may be amended as set forth in this Agreement. The Research Budget may include stage gating with respect to certain amounts to allow the JRC to determine from time to time whether to progress with the applicable Research Activities prior to commencement of such activities.
2.1.2.
Research Objectives. Company’s Research Activities in the Research Plan shall be focused on [**]. Vertex [**] and may contribute Vertex

Delivery Systems or Vertex Gene Editing Systems for use in the Research Activities, in each case, as determined by Vertex in its sole discretion.
2.1.3.
Amendments to Research Plan and Budget. Within [**] after the Effective Date (or such longer period as determined by the JRC), the JRC will review and amend the initial Research Plan to add additional details regarding the Research Activities. In addition, during the Research Term, the Research Plan (including the Research Budget) will be reviewed at least [**] by the JRC (and in any event, at least [**] prior to expiration of the period covered by the then-current Research Budget) and the JRC shall amend the Research Plan (including the Research Budget) during such review as is appropriate to (a) reflect any material developments and adjustments to the planned Research Activities (and, for clarity, the introduction into or removal from the Research Plan of a Gene Editing System or Delivery System will constitute a material development or adjustment) and (b) determine the Research Budget for the [**] subsequent to the period covered by the then-current Research Budget (provided that the Parties intend to include the budget for the period starting [**] and ending [**] in the same Research Budget and, thereafter, determine the Research Budget on a [**] basis). In addition, the JRC may amend the Research Plan (including the Research Budget) at any time during the Research Term to reflect material developments and adjustments to the Research of Licensed Agents and Products, including to increase or decrease the Research Budget to account for changes in the Research Activities.
2.1.4.
Conduct of the Research. Each Party, directly or through its Affiliates or permitted Subcontractors, will use Commercially Reasonable Efforts to conduct the activities allocated to it in the Research Plan in accordance with the Research Plan, including the timelines set forth therein, and in a professional and timely manner. Each Party will, and will require its Affiliates and Subcontractors to, perform its obligations under the Research Plan in compliance with Applicable Law. Except as otherwise set forth in the Research Plan, Company will be solely responsible for conducting all Research Activities. Vertex shall reimburse Company in accordance with Section 5.8 for Company’s FTE Costs and Out-of-Pocket Costs incurred in conducting such Research Activities in accordance with the Research Plan (including the Research Budget).
2.1.5.
Extension of the Research Term. Vertex shall have the one-time right, upon written notice to Company prior to the expiration of the Research Term, to extend the Research Term for an additional one-year period (such notice, the “Research Term Extension Notice”). Within [**] after delivering the Research Term Extension Notice, Vertex shall pay Company an amount of $[**] in consideration for the extension of the Research Term.

2.1.6.
Additional Research.
(a)
Following the Research Term, upon Vertex’s request for Company to conduct certain additional Research activities with respect to Licensed Agents or Products, the Parties shall discuss in good faith and, (subject to Section 2.1.6(b)) if the Parties agree that Company will conduct such activities, agree on a plan (each, an “Additional Research Plan”) and budget (each, an “Additional Research Budget”) for such activities (the “Additional Research Activities”). If the Parties agree on the Additional Research Plan and Additional Research Budget, then Company, directly or through its Affiliates or permitted Subcontractors, will use Commercially Reasonable Efforts to conduct the Additional Research Activities in accordance with the Additional Research Plan, including the timelines set forth therein, and in a professional and timely manner. Company will, and will require its Affiliates and Subcontractors to, perform its obligations under the Additional Research Plan in compliance with Applicable Law. Vertex shall reimburse Company in accordance with Section 5.8 for Company’s FTE Costs and Out-of-Pocket Costs incurred in conducting such Additional Research Activities in accordance with the Additional Research Plan and Additional Research Budget. The Parties may amend any Additional Research Plan and Additional Research Budget upon mutual consent.
(b)
Notwithstanding Section 2.1.6(a), if Vertex desires for Company to conduct additional Research activities with respect to any Licensed Agent or Product in order to ensure that (i) Patents or Know-How Controlled by Company or its Affiliates pursuant to a Company In-License Agreement are included within the Licensed Technology or (ii) such Licensed Agent or Product is included within the scope of the rights granted under any Company In-License Agreement, then, in each case ((i) or (ii)), Company shall conduct such activities pursuant to an Additional Research Plan and Additional Research Budget that shall be agreed on by the Parties in good faith and, for clarity, the other terms and conditions of this Agreement shall apply with respect to the applicable Additional Research Plan, Additional Research Budget and Additional Research Activities.
2.1.7.
Subcontracting. Each Party may engage consultants, subcontractors, academic researchers or other vendors (each, a “Subcontractor”) to perform Research Activities allocated to such Party under the Research Plan or Additional Research Activities allocated to such Party under the Additional Research Plan, as applicable; provided that Company shall obtain Vertex’s prior written consent for the performance of any Research Activities: (a) by any Subcontractor headquartered outside of the U.S. or Europe; (b) by any Subcontractor performing the Research Activities outside of the U.S. or Europe; or (c) by any Subcontractor that is a nonprofit entity (e.g., a university) or employee of a nonprofit entity, except that, in each case ((a)-(c)), such consent shall not be required with respect to those pre-approved Subcontractors forth in Schedule 2.1.7 (such Subcontractors, “Pre-Approved Subcontractors”). Without limiting the foregoing, in the event Company desires to engage a Subcontractor that requires Vertex’s approval, Company shall provide notice thereof to Vertex and Vertex shall have the right to respond within [**]. If Vertex does not respond within such [**] period, the Subcontractor proposed by Company will be deemed to be approved. Each contract between a Party and a Subcontractor shall include (i) confidentiality provisions that are at least as restrictive as those described in ARTICLE 10 except with respect to the duration of such obligations which will be commercially reasonable and customary for agreements of the applicable type and (ii) intellectual property provisions that will enable the subcontracting Party to grant the licenses and assignments granted in this Agreement. Each Party shall be responsible for the effective and timely management of and payment of its Subcontractors. The engagement of any Subcontractor in compliance with this Section 2.1.7 shall not relieve the applicable Party of its obligations under this Agreement.
2.1.8.
Records. Each Party shall maintain, and cause its Affiliates and Subcontractors to maintain, records of its activities under the Research Plan or Additional Research Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved. On and after the earlier of (a) the date of [**] with respect to any Product and (b) the date that [**] with respect to any Product (the earlier of (a) and (b), the “Product Advancement Date”), Vertex will have the right, upon reasonable prior notice and during normal business hours, to access, review and copy the records of Company’s and its Affiliates’ and Subcontractors’ activities under the Research Plan or Additional Research Plan with respect to the applicable Product and any Licensed Agent contained in such Product, including laboratory notebooks and raw data.
2.1.9.
Progress Reports. During the Research Term, each Party shall furnish to the JRC, within [**] after the end of each [**], an update on such Party’s progress under the Research Plan with respect to the performance of the Research Activities during the relevant [**], including a summary of any results and data generated by or on behalf of such Party or its Affiliates under the Research Plan during the relevant [**]. For so long any Additional Research Plan is in effect, Company shall furnish to Vertex, within [**] after the end of each [**], an update on Company’s progress under the Additional Research Plan with respect to the performance of the

Additional Research Activities during the relevant [**], including a summary of any results and data generated by or on behalf of Company or its Affiliates under the Additional Research Plan during the relevant [**].
2.1.10.
Transfer of Materials. To facilitate the conduct of activities under the Research Plan or an Additional Research Plan, as applicable, either Party (the “Transferor Party”) may, at its election, provide Materials to the other Party (the “Transferee Party”) solely as mutually agreed by the Parties (including as set forth in the Research Plan or Additional Research Plan). All such Materials (a) will remain the sole property of the Transferor Party, (b) will be used only in the exercise of the Transferee Party’s rights or fulfillment of the Transferee Party’s obligations under this Agreement, (c) except as provided in the Research Plan or Additional Research Plan, or otherwise agreed by Transferor Party in writing, (i) will remain solely under the control of the Transferee Party, (ii) will not be used or delivered by the Transferee Party to or for the benefit of any Third Party and (iii) will not be used in research or testing involving human subjects, and (d) will be subject to all additional restrictions and obligations that the Transferor Party has identified in a written notice to the Transferee Party as being necessary for the Transferor Party to comply with its obligations to Third Parties with respect to the applicable Material, which notice is provided at or prior to the delivery of such Materials to the Transferee Party. Without limitation to ARTICLE 7, all Materials supplied under this Section 2.1.10 are supplied “as is”, with no warranties of fitness for a particular purpose, and must be used with prudence and appropriate caution in any experimental work, as not all of their characteristics may be known. Except in the case of Vertex as the Transferee Party with respect to any Materials provided by Company that Vertex has the right to Exploit under the license granted in Section 4.1.1(a), following the completion of the activities for which the applicable Materials were supplied under this Section 2.1.10 or upon the Transferor Party’s earlier request, the Transferee Party shall either destroy or return to the Transferor Party, at the Transferor Party’s sole discretion, all Materials provided by the Transferor Party that are unused.
2.1.11.
Research Following Research Term. Following the Research Term, subject to Section 2.6, Vertex will have the sole and exclusive control over all matters relating to the Research of Licensed Agents and Products. Subject to Section 11.2.2, for so long as Vertex is conducting Research activities under this Section 2.1.11, no later than [**] of each Calendar Year, Vertex will provide Company with a high-level report regarding the status of such Research of Licensed Agents and Products. Such reports may be combined with any applicable reports under Section 2.2.2 and may be provided to Company in conjunction with meetings and other communications between the representatives of Vertex and Company on the JRC (or the JSC, if the JRC has been discontinued pursuant to Section

3.1.5). At Company’s reasonable request, Vertex will meet with Company following delivery of any such report to discuss with Company the contents thereof and Company’s questions with respect thereto.
2.2.
Development.
2.2.1.
Generally. Subject to Section 2.6, Vertex will have sole and exclusive control over all matters relating to the Development of Licensed Agents and Products.
2.2.2.
Reporting. Subject to Section 11.2.2, for so long as Vertex is conducting Development activities with respect to Licensed Agents or Products, no later than [**] of each Calendar Year, Vertex will provide Company with a high-level report regarding the status of such Development of Licensed Agents and Products. Such reports may be provided to Company in conjunction with meetings and other communications between the representatives of Vertex and Company on the JSC. At Company’s reasonable request, Vertex will meet with Company following delivery of any such report to discuss with Company the contents thereof and Company’s questions with respect thereto.
2.3.
Regulatory Matters.
2.3.1.
Responsibilities. Subject to Section 2.6, Vertex will have the sole and exclusive authority to (a) prepare and file Regulatory Filings and applications for Price Approval, each in its own name (or in the name of its designee(s)), for all Licensed Agents and Products in the Field in the Territory, and (b) communicate with Regulatory Authorities with respect to the Licensed Agents and Products in the Field in the Territory, both prior to and following Marketing Approval and Price Approval, including all communications and decisions with respect to (i) labeling of Products, and (ii) the negotiation of Price Approvals. Without limiting the foregoing, during the Term, neither Company nor its Affiliates will prepare or file any Regulatory Filings with any Regulatory Authority with respect to any Licensed Agent or Product in the Field in the Territory.
2.3.2.
Ownership. Ownership of all right, title and interest in and to all Regulatory Filings, Regulatory Approvals and Price Approvals directed to any Licensed Agent or Product in the Field in each country of the Territory will be held by and in the name of Vertex, its Affiliate, designee or Sublicensee.
2.3.3.
Cooperation. Company will, and will cause its Affiliates to reasonably cooperate with Vertex with respect to all regulatory matters relating to any Licensed Agent or Product. Without limiting the foregoing, as requested by Vertex, Company will provide reasonable assistance to Vertex in preparing Regulatory Filings for Products and make information controlled by Company or its Affiliates available to Vertex to the extent reasonably necessary in connection with such Regulatory Filings. Upon Vertex’s reasonable request, Company will provide reasonable support to Vertex for the Development of Licensed Agents and Products by providing Regulatory Authorities with access to, and the right to audit, any data or other Know-How and associated documents that are in Company’s possession or control and are relied on by Vertex in its Regulatory Filings for Licensed Agents and Products. Vertex will reimburse Company for its reasonable Expenses incurred in conducting the foregoing activities. Company shall submit an invoice to Vertex setting forth Company’s reasonable Expenses incurred in conducting such activities and Vertex will pay such invoice within [**] after receipt thereof. Company will not make any submission to any Regulatory Authority with respect to the Licensed Agents and Products in the Field in the Territory without first obtaining Vertex’s prior written consent.
2.3.4.
Right of Reference. Company hereby grants Vertex, its Affiliates and designees, Sublicensees and Distributors a “Right of Reference” (including rights of reference or cross-reference as discussed in FDA’s regulations (see 21 C.F.R. §§ 312.23(b), 314.3(b), 601.51(a)) and any foreign counterparts to such regulations), to any Regulatory Filings Controlled by Company or its Affiliates that are necessary or reasonably useful to Exploit a Licensed Agent or Product in the Field in the Territory solely for the purpose of Exploiting such Licensed Agent or Product in the Field in the Territory. If requested by Vertex, Company will provide a signed statement to this effect (including a statement of right of reference that can be submitted to module 1 of a Regulatory Filing of Vertex).
2.4.
Manufacturing. Following the Research Term, Vertex will have sole and exclusive control over all matters relating the Manufacture and supply of Licensed Agents and Products for Exploitation in the Field in the Territory.
2.5.
Commercialization.
2.5.1.
General. Subject to Section 2.6, Vertex will have sole and exclusive control over all matters relating to the Commercialization of Products in the Field in the Territory.
2.5.2.
Branding. Vertex will have sole and exclusive control over all matters relating to the selection of all trademarks used in connection with the Commercialization of any Product in the Field in the Territory and Vertex or its designee(s) shall own all of such trademarks. Company will not use nor seek to register, anywhere in the Territory, any trademark that is confusingly similar to any trademark used by or on behalf of Vertex, its Affiliates or Sublicensees in connection with any Product.

2.6.
Vertex Diligence. Following the Research Term, Vertex (acting directly or through one or more Affiliates or Sublicensees) will use Commercially Reasonable Efforts to (a) [**] and (b) [**].
2.7.
Applicable Law. Vertex will, and will require its Affiliates and Sublicensees to, comply in all material respects with Applicable Law in its and their Research, Development, Manufacture and Commercialization of Licensed Agents and Products, including, where required, GMP, GCP and GLP.
2.8.
Safety Data Exchange. Upon Vertex’s request, the Parties will negotiate and enter into a separate safety data exchange agreement (a “Safety Data Exchange Agreement”). The Safety Data Exchange Agreement will set forth guidelines and procedures for the receipt, investigation, recording, review, communication, reporting and exchange between the Parties of Adverse Event reports and Other Safety Information, that, for purposes of information exchange between the Parties, will include Adverse Events and serious Adverse Events, and any other information concerning or impacting the safety of any Product or Licensed Agent. Without limiting the foregoing, upon Vertex’s request, the Parties will meet to establish a safety oversight working group comprised of members of both Parties, which, except as otherwise provided in the Safety Data Exchange Agreement, will discuss and establish processes and procedures for sharing information needed to support each Party’s regulatory responsibilities and to comply with applicable regulatory pharmacovigilance requirements. Any such procedures will not be construed to restrict either Party’s ability to take any action that it deems to be appropriate or required of it under the applicable regulatory requirements, if permitted by Applicable Law. Without limiting the foregoing: (a) Company will promptly disclose to Vertex in writing any information in Company’s possession regarding the occurrence of any Adverse Event or any Other Safety Information, in each case, that may reasonably relate to the safety of a Product or Licensed Agent and (b) Vertex will promptly disclose to Company in writing any information in Vertex’s possession regarding the occurrence of any Adverse Event or any Other Safety Information, in each case, that may reasonably relate to the safety of a Product or Licensed Agent and that Vertex believes in good faith relates to a Company Delivery System or Company Gene Editing System and not specifically to a Licensed Agent or Product. In addition, Vertex will (i) maintain a unified worldwide Adverse Event database for Products, and be responsible for reporting Adverse Events and serious Adverse Events to the applicable Regulatory Authorities and (ii) be responsible for all signal detection and risk management activities with respect to Products and will develop and approve the contents of all safety communications to Regulatory Authorities, including expedited non-clinical and clinical safety reports and aggregate reports to health authorities, institutional review boards and ethics committees.
2.9.
Other Company Activities.
2.9.1.
Other Company Activities Plan. Notwithstanding anything to the contrary in this Agreement, the Parties may from time to time decide by mutual agreement to allocate to Company or its Affiliates certain Research, Development, Manufacturing or Commercialization activities with respect to one or more Profit Share Products. Any such agreement will be set forth in a written plan duly executed by both Parties (each such plan, an “Other Company Activities Plan”, and activities conducted by Company or its Affiliates pursuant to such Other Company Activity Plan(s), “Other Company Activities”). Each Other Company Activities Plan will include a budget setting forth Expenses for the Other Company Activities thereunder.
2.9.2.
Diligence. Subject to Section 11.2.2, Company, itself or through its Affiliates, will use Commercially Reasonable Efforts to conduct the Other Company Activities in accordance with the timelines set forth in the applicable Other Company Activities Plan. Company and its Affiliates will conduct their activities in compliance with Applicable Law.
2.9.3.
Reporting. Company will provide the JSC with reasonably detailed summary updates regarding the progress of Other Company Activities, if any, at each JSC meeting.
ARTICLE 3.

GOVERNANCE
3.1.
Joint Research Committee.
3.1.1.
Formation. Within [**] after the Effective Date, the Parties will establish a joint research committee (the “JRC”). The JRC will be composed of [**] from each Party or such other equal number of representatives from each Party as the JRC may from time to time agree. Each Party’s representatives on the JRC shall be of the seniority and experience appropriate in light of the functions, responsibilities and authority of the JRC. In addition, each Party may invite a reasonable number of additional representatives to participate in discussions and meetings of the JRC in a non-voting capacity. Each Party’s representatives on the JRC and all other individuals participating in discussions and meetings of the JRC on behalf of a Party will be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE 10 except with respect to the duration of such obligations which will be commercially reasonable. [**] will designate the chairperson of the JRC. The chairperson of the JRC will be responsible for setting the agenda for meetings of the JRC with input from the other members, and for conducting the meetings of the JRC. The JRC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence.
3.1.2.
Responsibilities. The JRC will:

(a)
provide a forum for the Parties to discuss the progress of the Research Activities and address issues and share information relating thereto;
(b)
review, consider and select, from time to time, Gene Editing Systems and Delivery Systems for inclusion in or exclusion from Licensed Agents and Products, including Licensed Agents and Products tested in in vivo studies under the Research Plan;
(c)
review, consider for approval, and if so determined, approve, each amendment to the (i) Research Plan (including the Research Budget) and (ii) [**];
(d)
review all material Research Activities undertaken by or on behalf of the Parties under the Research Plan, including the exchange and review of data and information generated pursuant to the Research Plan;
(e)
oversee and coordinate the transfer of Licensed Technology to Vertex;
(f)
facilitate the sharing of Research reports in accordance with Section 2.1.11; and
(g)
perform such other duties as are specifically assigned to the JRC under this Agreement.
3.1.3.
Meetings; Minutes.
(a)
The JRC will meet in person or by teleconference at least [**] on such dates and at such times and places as agreed to by the members of the JRC; provided that at least [**] shall be in person unless the Parties agree otherwise. Notwithstanding anything to the contrary in this Agreement, each Party will be responsible for its own expenses relating to attendance at, or participation in, JRC meetings.
(b)
The Alliance Managers will provide the members of the JRC with draft written minutes for approval from each meeting within [**] after each such meeting. The responsibility for preparing the minutes will alternate between the Alliance Managers on a meeting-by-meeting basis. If the minutes of any meeting of the JRC are not approved by the JRC (with each Party’s representatives on the JRC collectively having one vote and without regard to the decision-making procedure set forth in Section 3.1.4) within [**] after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.

3.1.4.
Decision-Making. Each Party’s representatives on the JRC will collectively have one vote on all matters within the scope of the JRC’s responsibilities. The JRC members will use reasonable efforts to reach agreement on all JRC matters. If the JRC is unable to reach agreement with respect to a particular matter for which it is responsible within [**] after the matter is first presented to the JRC, the matter will be referred to the Executive Officers, who will use reasonable efforts to reach agreement on such matter. If such Executive Officers are unable to reach agreement with respect to a particular matter within [**] after the matter is first referred to such Executive Officers, subject to Section 3.1.5, (a) [**] will have the right to make the final decision with respect to such matter, [**], and (b) except as provided in the foregoing clause (a), [**] will have the right to make the final decision with respect to such matter (including, for clarity, with respect to: [**]; provided that the Party with final decision making authority (i) will take into reasonable consideration the recommendations and concerns raised by the other Party, (ii) will make such decisions in good faith using reasonable business judgment, which will not be unreasonably delayed and (iii) will not have the right to: (A) amend, modify or waive compliance with any term or condition of this Agreement; (B) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties; (C) resolve any claim or dispute regarding the interpretation of this Agreement, including whether or in what amount a payment is owed under this Agreement or whether a Party is in breach of this Agreement; (D) exercise its final decision-making authority in a manner that would require the other Party to perform any act that the other Party reasonably believes would violate Applicable Law or any Third Party contractual obligations of such Party; or (E) (in the case of [**] as the Party with final decision-making authority) amend or modify [**], if such amendment or modification would [**]; provided that [**].
3.1.5.
Discontinuation of the JRC. The JRC’s authority will continue to exist until the first to occur of (a) the Parties mutually agreeing to disband the JRC and (b) Vertex’s election to terminate the JRC following the Research Term. Following any termination of the JRC, Vertex shall have the right to make all decisions that were allocated to the JRC and any communications designated to occur at the JRC shall occur between the Parties.
3.2.
Joint Steering Committee.
3.2.1.
Formation. Within [**] after the delivery to Vertex of the Profit Share Exercise Notice in accordance with Section 5.9.2, the Parties will establish a joint steering committee (the “JSC”). The JSC will be composed of [**] from each Party or such other equal number of representatives from each Party as the JSC may from time to time agree. Each Party’s representatives on the JSC shall be of the seniority and experience appropriate in light of the functions of the JSC. In addition, each Party may invite a reasonable number of additional representatives to participate in discussions and meetings of the JSC. Each Party’s representatives on the JSC and all other individuals participating in discussions and meetings of the JSC on behalf of a Party will be subject to confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE 10 except with respect to the duration of such obligations which will be commercially reasonable. [**] will designate the chairperson of the JSC. The chairperson of the JSC will be responsible for setting the agenda for meetings of the JSC with input from the other members, and for conducting the meetings of the JSC. The JSC will conduct its responsibilities hereunder in good faith and with reasonable care and diligence. The JSC will have no decision-making authority.
3.2.2.
Responsibilities. The JSC will:
(a)
act as a forum to facilitate communication between the Parties with respect to the Development and Commercialization of Profit Share Products, including to:
(i)
act as a forum to facilitate the sharing of the Development Plan for each Profit Share Product and any updates thereto;
(ii)
as applicable, act as a forum to facilitate the sharing of the Commercialization Plan for each Profit Share Product and any updates thereto;
(iii)
act as a forum to facilitate the sharing of the Program Expense Budget for each Profit Share Product and any updates thereto;
(iv)
as applicable, act as a forum to facilitate the sharing of any updates regarding Other Company Activities in accordance with Section 2.9.3; and
(b)
facilitate the sharing of Research reports in accordance with Section 2.1.11 and of Development reports in accordance with Section 2.2.2.
3.2.3.
Meetings; Minutes.
(a)
The JSC will meet in person or by teleconference at least [**] on such dates and at such times and places as agreed to by the members of the JSC; provided that at least [**] shall be in person unless the Parties agree otherwise. Notwithstanding anything to the contrary in this Agreement, each Party will be responsible for its own expenses relating to attendance at, or participation in, JSC meetings.

(b)
The Alliance Managers will provide the members of the JSC with draft written minutes for approval from each meeting within [**] after each such meeting. The responsibility for preparing the minutes will alternate between the Alliance Managers on a meeting-by-meeting basis. If the minutes of any meeting of the JSC are not approved by the JSC (with each Party’s representatives on the JSC collectively having one vote) within [**] after the meeting, the objecting Party will append a notice of objection with the specific details of the objection to the proposed minutes.
3.2.4.
Discontinuation of the JSC. The JSC will continue to exist until the earlier to occur of (a) the Opt-Out Effective Date and (b) the date that Vertex exercises its right to terminate the JSC in accordance with Section 11.2.2(b)(i). Following any termination of the JSC, subject to the terms and conditions of this Agreement (including Section 11.2.2) any communications designated to occur at the JSC shall occur between the Parties.
3.3.
IP Committee. Within [**] after the Effective Date, the Parties will form an intellectual property committee (the “IP Committee”), composed of an equal number of representatives from each Party having relevant expertise, to (a) coordinate the Prosecution and Maintenance and enforcement of Company Agreement Patents, Company System Patents, Licensed Patents and Joint Agreement Patents and (b) subject to confidentiality obligations to Third Parties undertaken by Company in good faith and not in an attempt to subvert this clause (b), discuss (i) any agreement that is material to the rights and licenses granted to Vertex under this Agreement and for which Company is contemplating entering into that would constitute a New Company Agreement if executed and (ii) any Patents or Know-How covered by any such contemplated New Company Agreement that would constitute New In-Licensed Technology if such contemplated New Company Agreement is executed. If any such Patents or Know-How specifically relate to a Company Gene Editing System or Company Delivery System that is the subject of Research Activities or that is included in a Licensed Agent contained in a Product with respect to which the Product Advancement Date has occurred, then Company shall use reasonable efforts to obtain from the applicable Third Party the right to discuss with Vertex under the foregoing clauses (b)(i) and (b)(ii) such Patents and Know-How, and any contemplated New Company Agreement with respect thereto. The IP Committee will meet in person or by means of telephone or video conference at least [**] during the Term or as the IP Committee may otherwise agree. Each Party may replace its representatives on the IP Committee at any time by providing notice in writing to the other Party. The IP Committee will have no decision-making authority but will act as a forum for discussion between the Parties with respect to matters relating to the ownership, prosecution and enforcement of Patents pursuant to this Agreement. In addition, each Party may invite a reasonable number of additional subject matter experts or relevant personnel of such Party to participate in discussions and meetings of the IP Committee. Each Party’s representatives on the IP Committee and all other individuals attending or participating in discussions and meetings of the IP Committee on behalf of a Party will be bound under written confidentiality and non-use obligations with respect to information disclosed at such meeting that are no less restrictive than the provisions of ARTICLE 10 except with respect to the duration of such obligations which will be commercially reasonable.
3.4.
Other Committees. The Parties may, by mutual agreement, form such other committees or working groups as may be necessary or desirable to facilitate Agreement Activities and delegate certain responsibilities of the JRC or JSC to such committees or working groups.
3.5.
Alliance Managers.
3.5.1.
Appointment. Each Party will appoint a representative of such Party to act as its alliance manager under this Agreement (each, an “Alliance Manager”). Each Party will notify the other of its Alliance Manager within [**] after the Effective Date. Each Party may replace its Alliance Manager at any time upon notice to the other Party.
3.5.2.
Specific Responsibilities. Unless the Parties otherwise agree in writing, the Alliance Managers will attend meetings of the JRC and JSC but may not be members of the JRC or JSC. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of providing each Party with information regarding the other Parties’ activities pursuant to this Agreement and will have the following responsibilities:
(a)
schedule meetings of the JRC and JSC and circulate draft written minutes as provided in Section 3.1.3(b) and Section 3.2.3(b);
(b)
facilitate the flow of information and otherwise promote communication, coordination and collaboration between the Parties;
(c)
provide a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues; and
(d)
perform such other functions as requested by the JRC or JSC.
ARTICLE 4.

LICENSE GRANTS; Exclusivity
4.1.
License Grants to Vertex.
4.1.1.
Licenses.
(a)
Company shall grant and hereby grants to Vertex and its Affiliates an exclusive, royalty-bearing license, including the right to grant Sublicenses through multiple tiers in accordance with Section 4.1.2, under Company’s and its Affiliates’ interests in the Licensed Technology, to Exploit the Licensed Agents and Products in the Field in the Territory.
(b)
Company shall grant and hereby grants to Vertex and its Affiliates a non-exclusive, royalty-free license, including the right to grant sublicenses through multiple tiers, under Company’s and its Affiliates’ interests in the Licensed Technology to make, have made, use, sell, offer for sale, import, export or otherwise exploit (including to research, develop, manufacture or commercialize) any diagnostic test or test system (including any in vitro diagnostic assay, laboratory developed test or in vitro clinical test) intended for use in connection with the Exploitation of a Product in the Field in the Territory.
(c)
Company shall grant and hereby grants to Vertex and its Affiliates a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable license, including the right to grant sublicenses through multiple tiers, under any (i) Overlapping Improvement within the Company Agreement Know-How and (ii) Company Agreement Patent claiming or covering any such Overlapping Improvement, in each case ((i) and (ii)), Controlled by Company or its Affiliates, to make, have made, use, sell, offer for sale, import, export or otherwise exploit (including to research, develop, manufacture or commercialize) any (A) Vertex Gene Editing System or Vertex Delivery System and (B) product that contains a Vertex Gene Editing System or Vertex Delivery System, in each case ((A) and (B)), in the Territory; provided, however, that the license set forth in this Section 4.1.1(c) will not be construed as a grant to Vertex or any of its Affiliates of any rights to any Company Gene Editing System or Company Delivery System to which any Overlapping Improvement is an improvement, modification or enhancement.
4.1.2.
Sublicensing. Vertex and its Affiliates may grant sublicenses of any rights granted to Vertex and its Affiliates by Company under this Agreement through multiple tiers of sublicenses to one or more Third Parties. Each Sublicense must be consistent with the terms of this Agreement. Any Sublicense to a Sublicensee must be set forth in a written sublicense agreement that includes provisions that require such Sublicensee to comply with all the obligations, restrictions, terms and conditions of this Agreement that are applicable to the rights being granted to such Sublicensee and that enable Vertex to comply with its obligations under this Agreement. Notwithstanding any Sublicense, Vertex will remain responsible for each Sublicensee’s compliance with the applicable terms of this Agreement as if such activities were conducted by Vertex and for any payments due hereunder with respect to any activities of any Sublicensee. Vertex will notify Company within [**]

following the grant of any Sublicense to a Sublicensee and within [**] following (a) the amendment of any such Sublicense in a manner that relates to the rights granted to Vertex under Section 4.1.1(a) or (b) the termination of any such Sublicense. Any such notice required by the preceding sentence following the grant of any such Sublicense or any amendment thereto will include a copy of such Sublicense or amendment, redacted except as necessary to confirm compliance with the terms of this Agreement. In the event that any Company In-License Agreement requires provision of a copy of any such Sublicense, Vertex agrees to provide such a copy (which may be redacted to the extent permitted by the Company In-License Agreement).
4.1.3.
Limitations. Notwithstanding the licenses granted to Vertex pursuant to Section 4.1.1(a), Company will retain rights under the Licensed Technology to perform (a) Research Activities allocated to Company under the Research Plan during the Research Term, (b) if applicable, Additional Research Activities allocated to Company under an Additional Research Plan during the term of such Additional Research Plan and (c) if applicable, Other Company Activities allocated to Company under an Other Company Activities Plan during the term of such Other Company Activities Plan.
4.2.
License Grants to Company.
4.2.1.
Licenses.
(a)
Subject to the terms and conditions of this Agreement, Vertex shall grant and hereby grants to Company and its Affiliates a non-exclusive license in the Territory, with no right to grant sublicenses except to permitted Subcontractors, under (i) any Know-How Controlled by Vertex or its Affiliates and actually provided to Company hereunder, and (ii) any Patents Controlled by Vertex or its Affiliates necessary or reasonably useful to perform (A) the Research Activities allocated to Company under the Research Plan during the Research Term, (B) if applicable, Additional Research Activities allocated to Company under an Additional Research Plan during the term of such Additional Research Plan and (C) if applicable, Other Company Activities allocated to Company under an Other Company Activities Plan during the term of such Other Company Activities Plan; in each case ((i) and (ii)), solely to perform (1) any Research Activities allocated to Company under the Research Plan during the Research Term, (2) if applicable, any Additional Research Activities allocated to Company under an Additional Research Plan during the term of such Additional Research Plan and (3) if applicable, any Other Company Activities allocated to Company under an Other Company Activities Plan during the term of such Other Company Activities Plan.

(b)
Vertex shall grant and hereby grants to Company and its Affiliates a non-exclusive, royalty-free, fully paid-up, perpetual, irrevocable license, including the right to grant sublicenses through multiple tiers, under any (i) Overlapping Improvement within the Vertex Agreement Know-How and (ii) Vertex Agreement Patent claiming or covering any such Overlapping Improvement, in each case ((i) and (ii)), Controlled by Vertex or its Affiliates, to make, have made, use, sell, offer for sale, import, export or otherwise exploit (including to research, develop, manufacture or commercialize) any (A) Company Gene Editing System or Company Delivery System and (B) product that contains a Company Gene Editing System or Company Delivery System, in each case ((A) and (B)), in the Territory; provided that the license granted under this Section 4.2.1(b) excludes rights to exploit any Company Gene Editing System, Company Delivery System, or product that contains a Company Gene Editing System or Company Delivery System, in each case, for the treatment, prevention or diagnosis of [**]; provided, however, that the license set forth in this Section 4.2.1(b) will not be construed as a grant to Company or any of its Affiliates of any rights to any Vertex Gene Editing System or Vertex Delivery System to which any Overlapping Improvement is an improvement, modification or enhancement.
4.3.
Technology Transfer.
4.3.1.
General.
(a)
From time to time, Company will promptly transfer to Vertex all Licensed Know-How that is reasonably necessary for Vertex to conduct the activities allocated to it in the Research Plan, by providing copies or samples of relevant documentation (whether in paper or electronic form, including standard operating procedures and technical specifications), materials and other embodiments of such Licensed Know-How, and by making available its, or its applicable Affiliate’s or Third Party’s qualified technical personnel on a reasonable basis to consult with Vertex with respect to such Licensed Know-How.
(b)
At Vertex’s request from time to time any time after the occurrence of the Product Advancement Date with respect to any Product, Company will transfer to Vertex all Licensed Know-How related to such Product or any Licensed Agent contained in such Product, in each case, that (i) has not been previously transferred to Vertex under this Agreement, and (ii) either (A) was used or relied upon by Company or its Affiliates in conducting the Research Plan or (B) is otherwise reasonably necessary for the Exploitation of such Licensed Agent or Product, by providing copies or samples of relevant documentation (whether in paper or electronic form, including standard operating procedures and technical specifications), materials and other embodiments of such Licensed Know-How, and by making available its, or its applicable Affiliate’s or Third Party’s qualified technical personnel on a reasonable basis to consult with Vertex with respect to such Licensed Know-How.
4.3.2.
Assistance by Company Personnel. Without limitation to the foregoing, to assist with the transfer of Licensed Know-How under this Section 4.3 and Vertex’s exploitation thereof in accordance with the terms of this Agreement, Company will make its personnel reasonably available to Vertex during normal business hours to transfer such Licensed Know-How to Vertex and respond to Vertex’s inquiries with respect thereto.
4.3.3.
Company Expenses. In connection with Company’s activities under (a) Section 4.3.1(b) or (b) Section 4.3.2 to the extent applicable to activities under Section 4.3.1(b), Company shall submit an invoice to Vertex setting forth Company’s reasonable Expenses associated with such activities and Vertex will pay the undisputed portion of any such invoice within [**] after receipt thereof.
4.4.
No Implied Licenses. Except as expressly provided in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any licenses or other right with respect to any intellectual property.
4.5.
Exclusivity Covenants. Subject to Sections 4.6, 4.7 and 4.8, Company, on behalf of itself and its Affiliates, covenants to Vertex that during the Term, except in the performance of its obligations or exercise of its rights under this Agreement, neither Company nor any of its Affiliates will work independently or for or with, or grant any license or other rights to, any Third Party with respect to the [**].
4.6.
Change of Control. If there is a Change of Control where Company is the acquired entity, the obligations of Section 4.5 will not apply to any product that is controlled by an Acquirer; provided that (a) Company (and its Affiliates existing immediately prior to the effective date of such Change of Control) and the Acquirer establish and enforce internal processes, policies, procedures and systems to segregate information relating to any [**] (“Relevant Confidential Information”), (b) the Acquirer does not use or practice, directly or indirectly, any Patents or Know-How of Company or any Relevant Confidential Information of Company (or its Affiliates existing immediately prior to the effective date of such Change of Control) in the [**] (including any Patents, Know-How or Confidential Information licensed or acquired from Vertex or its Affiliates under this Agreement), and (c) no personnel who were employees or consultants of Company (or its Affiliates existing immediately prior to the effective date of such Change of Control) at any time prior to or after the Change of Control conducts any activities with respect to such product if [**].

4.7.
Acquisition of Distracting Product. Notwithstanding Section 4.5, if Company or any of its Affiliates acquires rights to research, develop, manufacture or commercialize a product for use in the [**] as the result of a merger, acquisition or combination with or of a Third Party other than a Change of Control where Company is the acquired entity (each, an “Acquisition Transaction”) and, on the date of the closing of such Acquisition Transaction, such product is being researched, developed, manufactured or commercialized and such activities would, but for the provisions of this Section 4.7, constitute a breach of Section 4.5 (such product, a “Distracting Product”), then Company or such Affiliate will, within [**] after the closing of such Acquisition Transaction notify Vertex in writing of such acquisition and either:
(a)
request that such Distracting Product be included in this Agreement on terms to be negotiated, in which case, the Parties will discuss the matter in good faith for a period of no less than [**] (or such longer period as may be agreed by the Parties) and, if unable to reach agreement on the terms on which such Distracting Product would be included hereunder within such period, Company will elect to take the action specified in either clause (b) or (c) below; provided that the time periods specified in such clauses will be tolled for so long as the Parties are engaged in discussion under this clause (a);
(b)
notify Vertex in writing that Company or its Affiliate will Divest such Distracting Product, in which case, within [**] after the closing of the Acquisition Transaction, Company or its Affiliate will Divest such Distracting Product; or
(c)
notify Vertex in writing that it is ceasing all such research, development, manufacturing and commercialization activities with respect to the Distracting Product, in which case, within [**] after Vertex’s receipt of such notice, Company and its Affiliates will cease all such activities; provided, however, that with respect to any Clinical Trial with respect to a Distracting Product that is ongoing as of the date that Company acquires rights to such Distracting Product, Company shall have the right to continue or complete such Clinical Trial solely to the extent reasonably necessary to comply with its ethical obligations; provided that Company shall not (i) expand any such Clinical Trial (for clarity, even if the protocol for such Clinical Trial permits expansion) or (ii) file for marketing approval of such Distracting Product or otherwise research, develop, manufacture or commercialize such Distracting Product.

During the discussion period under clause (a), prior to the time of divestiture pursuant to clause (b) or prior to the termination of activities pursuant to clause (c), as applicable, Company and its Affiliates will use Commercially Reasonable Efforts to segregate all discovery, research, development, manufacturing or commercialization activities relating to the Distracting Product from Research, Development, Manufacture and Commercialization with respect to Licensed

Agents or Products under this Agreement, including using Commercially Reasonable Efforts to ensure that (i) no personnel involved in performing discovery, research, development, manufacturing or commercialization activities with respect to such Distracting Product have access to non-public plans or information relating to the Research, Development, Manufacture or Commercialization of Licensed Agents or Products under this Agreement (except that management personnel may review and evaluate plans and information regarding the Research, Development and Commercialization of Products under this Agreement in connection with portfolio decision-making) and (ii) no personnel involved in performing Research, Development, Manufacture or Commercialization activities with respect to Licensed Agents or Products under this Agreement have access to non-public plans or information relating to the discovery, research, development, manufacture or commercialization of such Distracting Product (except that management personnel may review and evaluate plans and information regarding the discovery, research, development, manufacture and commercialization of such Distracting Product in connection with portfolio decision-making).

4.8.
[**] Agreement. The Parties acknowledge that Company is a party to an [**] Agreement, dated [**], with [**] (such agreement, as in effect as of the Effective Date, the “[**] Agreement”), pursuant to which [**] for purposes of this Agreement. The grant of rights and performance of obligations under the [**] Agreement will not be a breach of Section 4.5; provided that Company and its Affiliates (i) do not perform any research, development, manufacture or commercialization activities related to any [**] and (ii) [**].
ARTICLE 5.

FINANCIAL PROVISIONS
5.1.
Up-Front Fee. Within five Business Days following the Effective Date, Vertex will pay Company a one-time non-refundable, non-creditable up-front fee of $25,000,000.
5.2.
Equity Investment. On the Effective Date, the Parties will enter into a stock purchase agreement (the “SPA”) pursuant to which Company will sell to Vertex in one transaction, and Vertex will purchase from Company, $35,000,000 worth of shares of common stock of Company, as more specifically set forth in such SPA; provided that if such purchase would result in ownership by Vertex of more than 4.9% of Company’s common stock, then such amount will be reduced such that Vertex will own 4.9% of Company’s common stock.
5.3.
Success Payments.
5.3.1.
Success Payments. Subject to this Section 5.3.1, in the event that the Development Candidate Criteria are achieved for any Type 1 Product or Type 2 Product, Vertex will, in accordance with the procedure set forth in Section 5.3.2, pay Company a non-refundable, non-creditable success payment of (a) $[**] for achievement of the Development Candidate Criteria by a Type 1 Product and (b) $22,000,000 for achievement of the Development Candidate Criteria by a Type 2 Product. Such success payments will be payable up to three times, regardless of whether the first three Products to achieve the Development Candidate Criteria are Type 1 Products or Type 2 Products; provided that if any such three achievements are by a Type 1 Product and the Development Candidate Criteria are later achieved by a Type 2 Product, then Vertex will pay Company the difference between the Type 2 Product success payment and the Type 1 Product success payment (i.e., $[**]). Notwithstanding anything to the contrary herein, (i) the aggregate amount of all success payments payable pursuant to this Section 5.3.1 shall in no event exceed $66,000,000, for clarity, regardless of the [**] that achieve the Development Candidate Criteria and (ii) each success payment is payable only once for any Product containing a particular Licensed Agent, regardless of the [**] achieve the Development Candidate Criteria.
5.3.2.
Notice; Payment. Each Party will provide the other Party with written notice upon the achievement of the Development Candidate Criteria by such Party or any of its Affiliates (or, in the case of Vertex, its Sublicensees) with respect to any Product within [**] after such achievement. Following delivery of such written notice, Company will promptly invoice Vertex for any applicable success payment owed pursuant to Section 5.3.1 and Vertex will make the appropriate success payment within [**] after receipt of such invoice.
5.4.
Milestone Payments.
5.4.1.
Research, Development & Regulatory Milestones. Vertex will pay Company the non-refundable, non-creditable milestone payments set forth in this Section 5.4.1, subject to Section 5.4.3 and in accordance with the procedure set forth in Section 5.4.4, upon the first achievement of the relevant milestone event by Vertex or any of its Affiliates or Sublicensees.

Milestone Number	Milestone Event	Milestone Payment for a Type 1 Product	Milestone Payment for a Type 2 Product (subject to Section 5.4.3)
1	[**]	[**]	[**]
2	[**]	[**]	[**]
3	[**]	[**]	[**]
4	[**]	[**]	[**]

5.4.2.
Commercial Milestones. Vertex will pay Company the non-refundable, non-creditable milestone payments set forth in this Section 5.4.2, subject to Section 5.4.3 and in accordance with the procedure set forth in Section 5.4.4, upon the first achievement of the relevant milestone event by Vertex or its Affiliates or any Sublicensees.

Milestone Number	Milestone Event	Milestone Payment for a Type 1 Product	Milestone Payment for a Type 2 Product (subject to Section 5.4.3)
5	Annual Net Sales of a Royalty Product exceed $[**]	[**]	[**]
6	Annual Net Sales of a Royalty Product exceed $[**]	[**]	[**]
7	Annual Net Sales of a Royalty Product exceed $[**]	[**]	[**]

5.4.3.
Payment for Multiple Royalty Products. Each milestone payment set forth in Section 5.4.1 or Section 5.4.2, is payable only once, regardless of the number of Royalty Products that achieve the relevant milestone event or the number of times a Royalty Product achieves the relevant milestone event; provided that if such first achievement of any such milestone event is by a Type 1 Product and such milestone event is subsequently achieved by a Type 2 Product, then Vertex shall pay Company the difference between the applicable Type 2 Product milestone payment and the applicable Type 1 Product milestone payment in accordance with the procedure set forth in Section 5.4.4. Notwithstanding anything to the contrary herein, (a) the aggregate amount of milestone payments payable pursuant to Section 5.4.1 (after any adjustment required pursuant to this Section 5.4.3) shall in no event exceed $[**] and (b) the aggregate amount of milestone payments payable pursuant to Section 5.4.2 (after any adjustment required pursuant to this Section 5.4.3) shall in no event exceed $[**], in each case ((a) and (b)), for clarity, regardless of the number of Products that achieve any particular milestone event.
5.4.4.
Notice; Payment; Skipped Milestones. Vertex will provide Company with written notice upon the achievement of each of the milestone events set forth in Section 5.4.1 and Section 5.4.2, such written notice to be provided (a) with respect to any milestone event under Section 5.4.1, within [**] after such achievement and (b) with respect to any milestone event under Section 5.4.2, on or prior to the date of delivery of the Royalty Report under Section 5.5.7 for the [**] in which such milestone event is first achieved. Following receipt of such written notice, Company will promptly invoice Vertex for the applicable milestone payment and Vertex will make the appropriate milestone payment within [**] after receipt of such invoice. Each milestone payment corresponding with the milestones numbered [**] as set forth in Section 5.4.1 are intended to be successive; if a Royalty Product is not required to undergo the event associated with any such milestone event, such skipped milestone will be deemed to have been achieved upon the achievement by such Royalty Product of the next successive milestone event. Payment for any such skipped milestone that is owed in accordance with the provisions of the foregoing sentence with respect to a given Royalty Product will be due concurrently with the payment for the achievement of the next successive milestone event by such Royalty Product, it being agreed that if a Royalty Product is not required to undergo the milestone numbered [**] the corresponding payment will be made upon the first to occur of the milestones numbered [**]. The commercial milestone payments in Section 5.4.2 are additive, such that if more than one milestone event specified in Section 5.4.2 above is achieved in the same Calendar Year, then each corresponding commercial milestone payment for such events will be payable.
5.5.
Royalties.
5.5.1.
Royalty Rates. Subject to Sections 5.5.2, 5.5.3, 5.5.4, 5.5.5 and 5.5.6, on a Royalty Product-by-Royalty Product basis, Vertex will pay Company royalties based on the aggregate Net Sales of each Royalty Product sold by Vertex, its Affiliates or Sublicensees in the Field in the Territory during a Calendar Year at the rates set forth in the table below. The obligation to pay royalties will be imposed only once with respect to the same unit of a Royalty Product.

Annual Net Sales (in Dollars) for such Royalty Product in the Territory	Royalty Rates as a Percentage (%) of Net Sales for a Type 1 Product	Royalty Rates as a Percentage (%) of Net Sales for a Type 2 Product
Portion of Annual Net Sales up to and including $[**]	[**]%	[**]%
Portion of Annual Net Sales that exceeds $[**] up to and including $[**]	[**]%	[**]%
Portion of Annual Net Sales that exceeds $[**]	[**]%	[**]%

5.5.2.
Royalty Term. Vertex will pay royalties to Company under this Section 5.5 on a Royalty Product-by-Royalty Product and a country-by-country basis during the Royalty Term for the applicable Product in the applicable country. Upon the expiration of the Royalty Term for a given Royalty Product in a given country, the license granted to Vertex under Section 4.1.1(a) will become fully-paid, perpetual and irrevocable with respect to such Royalty Product in such country.

5.5.3.
Reduction for Lack of Patent Coverage and Regulatory Exclusivity. If during any period within the applicable Royalty Term for a Royalty Product in a given country, (a) no Valid Claim of a Licensed Patent exists that Covers such Royalty Product in such country, and (b) all applicable regulatory exclusivity periods, including data exclusivity periods, have expired in such country with respect to such Royalty Product, Net Sales of such Royalty Product in such country will be reduced by [**]% for purposes of calculating the royalty owed under Section 5.5.1 for the remainder of the Royalty Term.
5.5.4.
Reduction for Competition. If (a) during any [**] within the applicable Royalty Term for a Royalty Product in a given country, (i) an Equivalent Product with respect to such Royalty Product is sold during such [**] in such country, and (ii) the Net Sales of such Royalty Product are less than [**]% of the Net Sales of such Royalty Product in such country in the Calendar Year preceding the marketing or sale of the first Equivalent Product, then (b) the Net Sales of such Royalty Product will be reduced by [**]% for purposes of calculating the royalty owed under Section 5.5.1 for the remainder of the Royalty Term.
5.5.5.
Third Party Licenses. Vertex may deduct from the royalties payable to Company for a Royalty Product under this Section 5.5 [**]% of any Selected Third Party Intellectual Property Costs with respect to such Royalty Product paid by Vertex, its Affiliates or Sublicensees; provided, however, [**]. For clarity, this Section 5.5.5 shall apply to any Selected Third Party Intellectual Property Costs, regardless of when such Selected Third Party Intellectual Property Costs are paid by Vertex, its Affiliates or Sublicensees, including to Selected Third Party Intellectual Property Costs paid prior to the Royalty Term. Subject to Section 5.5.6, Vertex shall have the right to apply any uncredited reduction in royalties under this Section 5.5.5 to any subsequent [**] until such reduction is fully realized.
5.5.6.
Aggregate Limitation on Deductions. Notwithstanding Sections 5.5.3, 5.5.4, and 5.5.5, in no event will the combined effect of all reductions to the royalties payable to Company under Sections 5.5.3, 5.5.4 and 5.5.5 reduce the royalty payable by Vertex to Company under this Section 5.5 for any Royalty Product in any country during a [**] to less than [**]% of the amount that would otherwise be due under Section 5.5.1, but for such deductions.
5.5.7.
Royalty Reports. Following the first sale of a Royalty Product giving rise to Net Sales and continuing for the remainder of the Royalty Term for such Product, (a) within [**] after the end of each [**], Vertex will provide a good faith estimate of Net Sales for all Royalty Products and (b) within [**] after the end of each [**], Vertex will deliver a report (each a “Royalty Report”) to Company specifying on a Royalty

Product-by-Royalty Product and country-by-country basis: (i) Net Sales in the relevant [**]; (ii) to the extent such Net Sales include sales not denoted in U.S. Dollars, a summary of the then-current exchange rate methodology(ies) used for the calculation of Net Sales in accordance with Section 5.10.2, and (iii) royalties payable on such Net Sales. All royalty payments due under Section 5.5 for each [**] will be due and payable within [**] after the end of each [**].
5.6.
Company Agreements. Except as otherwise expressly provided in this Agreement, as between the Parties, Company shall be responsible for all payment obligations arising under any agreement to which Company or its Affiliate is a party.
5.7.
Company In-License Agreements.
5.7.1.
Existing In-License Agreement. Certain Patents Controlled by Company or its Affiliates as of the Effective Date and included in the Licensed Technology are in-licensed by Company under an agreement with a Third Party. Such agreement is listed on Schedule 5.7.1-1 (the “Existing In-License Agreement”). Vertex acknowledges receipt of a copy of the Existing In-License Agreement, and agrees to be bound by the terms thereof that are identified in Schedule 5.7.1-2, to the extent such terms are applicable to the sublicense granted herein by Company to Vertex under the Existing In-License Agreement.
5.7.2.
New Company Agreements.
(a)
Company may (but will not be required to) enter into any agreement with a Third Party (the “Grantor”) on or after the Effective Date pursuant to which it licenses or acquires rights to Patents or Know-How that would, if solely owned by Company without any encumbrance or restriction on licensing, constitute Licensed Technology (such agreements, the “New Company Agreements”, and such Patents or Know-How, the “New In-Licensed Technology”). In such event Company will use good faith efforts to ensure that the New In-Licensed Technology covered by any such New Company Agreement will be licensable or sublicensable to Vertex to the same extent that Licensed Technology is licensed to Vertex hereunder (including the right to grant sublicenses through multiple tiers) and will not impose any material restrictions or obligations on Vertex as a licensee or sublicensee or disadvantage Vertex as compared to any other potential licensee or sublicense under such New Company Agreement. If, after using such good faith efforts, Company is not able to ensure any of the foregoing, then Company will not enter into an exclusive license with respect to such New In-Licensed Technology for purposes of discovery, research, development, manufacture, commercialization or other exploitation of any product for use in the [**].

(b)
Promptly following execution of a New Company Agreement, Company shall provide to Vertex a copy of such New Company Agreement (which may be redacted to exclude provisions thereof that would not be applicable to Vertex as a licensee or sublicensee) with a summary of the terms of such agreement that would be applicable to Vertex as a licensee or sublicensee (as the case may be) thereunder (a “Licensee”), including any financial obligations that would be owed to the applicable Grantor, as a result of the Exploitation of any Product or Licensed Agent by Vertex or any of its Affiliates or Sublicensees if the New In-Licensed Technology covered by such New Company Agreement were to become Licensed Technology under this Agreement. Following written notice by Vertex that it desires to (i) have the New In-Licensed Technology covered by a particular New Company Agreement included in the Licensed Technology and (ii) become subject to the terms of such New Company Agreement that are applicable to a Licensee thereunder as identified in the summary of terms provided to Vertex hereunder or as otherwise agreed by the Parties (each of such notices, a “New Company Agreement Election Notice”), such New In-Licensed Technology shall automatically be deemed included in the Licensed Technology.
5.7.3.
Payment Obligations Under Company In-License Agreements.
(a)
Payment Obligations Related to Royalty Products.
(i)
Existing In-License Agreement.
(A)
General. To the extent that any amount becomes payable under the Existing In-License Agreement as a result of the Exploitation of any Royalty Product or Licensed Agent contained in a Royalty Product by Vertex or any of its Affiliates or Sublicensees, Company will be responsible for such amount, except that Vertex shall be responsible for amounts that become payable under Sections 4.2, 4.3 and 4.4 of the Existing In-License Agreement, following application of Section 4.5 of the Existing In-License Agreement (“Vertex Amounts”). Vertex shall pay the Vertex Amounts in accordance with Sections 5.7.3(a)(i)(B) through 5.7.3(a)(i)(E), as applicable. Vertex Amounts paid by Vertex or its Affiliates or Sublicensees shall be deemed to be Selected Third Party Intellectual Property Costs paid by Vertex pursuant to Section 5.5.5.

(B)
Royalty Payments. For Vertex Amounts that become payable under Section 4.4 of the Existing In-License Agreement, following application of Section 4.5 thereof, Vertex shall, notwithstanding Section 5.5.7: (1) deliver a Royalty Report to Company within [**] after the end of each [**] and (2) pay to Company any royalty payments due under Section 4.4 of the Existing In-License Agreement, following application of Section 4.5 thereof, within [**] after delivering such Royalty Report.
(C)
Development Milestone Payments. For Vertex Amounts that become payable under Section 4.2 of the Existing In-License Agreement, Vertex shall, notwithstanding Section 5.4.4: (1) provide Company with written notice within [**] after achievement of the applicable milestone event set forth in Section 4.2 of the Existing In-License Agreement and (2) pay to Company the corresponding milestone payment due under Section 4.2 of the Existing In-License Agreement within [**] after delivering such notice.
(D)
Sales Milestone Payments. For Vertex Amounts that become payable under Section 4.3 of the Existing In-License Agreement, (1) Vertex shall provide Company with the Royalty Report in accordance with Section 5.7.3(a)(i)(B); (2) Company shall promptly determine if any milestone event set forth in Section 4.3 of the Existing In-License Agreement has been achieved and, if so, invoice Vertex for the applicable amount of the corresponding milestone payment (or portion thereof), in accordance with the apportionment mechanism as set forth in Section 5.7.3(a)(i)(E); and (3) Vertex shall pay the undisputed amounts of any such invoice within [**] after receipt thereof.
(E)
Apportionment of Sales Milestone Payments. With respect to any payments owed by Vertex under Section 5.7.3(a)(i)(D), the amount owed by Vertex with respect to the achievement of any particular sales milestone event in a given Calendar Year shall be determined by the formula (X/Y)*Z, where X is “Net Sales” (as defined in the Existing In-License Agreement, such “Net Sales”, “Existing

In-License Agreement Net Sales”) of all Products under this Agreement in a given Calendar Year that are also “Products” under the Existing In-License Agreement; Y is the sum of (1) X and (2) Existing In-License Agreement Net Sales of all other “Products” under the Existing In-License Agreement in a given Calendar Year that are, in accordance with the terms of the Existing In-License Agreement (including Section 4.3(d) thereof), aggregated together with Existing In-License Agreement Net Sales of Products under this Agreement for purposes of determining whether the applicable sales milestone event has been achieved; and Z is the milestone payment corresponding to such sales milestone event. For example, [**].
(ii)
New Company Agreements. To the extent that any amount (including royalties or other payment obligations) becomes payable under a New Company Agreement with respect to which Vertex has provided a New Company Agreement Election Notice as a result of the Exploitation of any Royalty Product or Licensed Agent contained in a Royalty Product by Vertex or any of its Affiliates or Sublicensees (after application of all available reductions to and deductions from such amount under the applicable New Company Agreement (but, for the avoidance of doubt, excluding any payment obligations of Company or its Affiliates with respect to licensing or sublicensing income)) (“New Company Agreement Amounts”), Vertex will be responsible for such New Company Agreement Amounts. With respect any New Company Agreement Amounts that become payable based on net sales of Products, following receipt by Company from Vertex of a Royalty Report with respect to any [**], Company shall promptly provide Vertex with a reasonably detailed invoice for any such New Company Agreement Amounts, and Vertex (itself or through its Affiliates or Sublicensee) shall pay the undisputed portion of any such invoice within [**] of receipt thereof. With respect to any other New Company Agreement Amounts that become payable, Company shall promptly provide Vertex with a reasonably detailed invoice for any such New Company Agreement Amounts after such New Company Agreement Amounts become payable, and Vertex (itself or through its Affiliates or Sublicensee) shall pay the undisputed portion of any such invoice within [**] of receipt thereof. Any New Company Agreement Amounts paid by Vertex or its Affiliates or Sublicensees shall be deemed to be Selected Third Party Intellectual Property Costs paid by Vertex pursuant to Section 5.5.5.
(b)
Payment Obligations Related to Profit Share Products. To the extent that any amount (including royalties or other payment obligations) (i) becomes payable under a Company In-License Agreement as a result of the Exploitation of any Profit Share Product or Licensed Agent contained in a Profit Share Product (A) by Vertex or any of its Affiliates or Sublicensees or (B) by Company or any of its Affiliates in the performance of Other Company Activities; and (ii) arises on or after the Profit Share Effective Date, such amount (after application of all available reductions to and deductions from such amount under the applicable Company In-License Agreement (but, for the avoidance of doubt, excluding any payment obligation of Company or its Affiliates with respect to licensing or sublicensing income)) shall be paid by Company to the applicable Grantor and deemed Other Out-of-Pocket Expenses hereunder.
(c)
Abandonment of Payment Obligations. Notwithstanding the foregoing, Vertex may, in its sole discretion, notify Company in writing that it elects to abandon its payment obligations under this Section 5.7.3 with respect to any Company In-License Agreement, whereupon such Company In-License Agreement shall be deemed not to be a Company In-License Agreement and any intellectual property rights included in the Licensed Technology pursuant to such Company In-License Agreement shall be deemed not to be included in the Licensed Technology as of the date of such written notice. For clarity, Vertex acknowledges and agrees that it will not be granted any rights hereunder to practice any Patents or Know-How covered by any such abandoned Company In-License Agreement after such written notice.
5.8.
Research Funding.
5.8.1.
Research Costs. During the Research Term, Vertex will reimburse Company for its FTE Costs and Out-of-Pocket Costs actually incurred by Company or its Affiliates for Research Activities performed in accordance with Research Plan (including the Research Budget), except to the extent any such FTE Costs and Out-of-Pocket Costs are allocable to a Profit Share Product pursuant to Section 5.9; provided that (a) Vertex shall not reimburse Company for any FTE Costs or Out-of-Pocket Costs incurred during any [**] in the conduct of Research Activities in excess of [**]% of the relevant Research Budget for such [**] and (b) Company shall be solely responsible for all such excess expenses above [**]% of the Research Budget incurred during such [**], unless otherwise agreed in writing by Vertex. Vertex will be responsible for its costs and expenses incurred in the performance of Research Activities, except to the extent such costs and expenses constitute Vertex Research Expenses.
5.8.2.
Additional Research Costs. Vertex will reimburse Company for its FTE Costs and Out-of-Pocket Costs actually incurred by Company or its Affiliates for Additional Research Activities performed in accordance with Additional Research Plan and Additional Research Budget, except to the extent any such FTE Costs and Out-of-Pocket Costs are allocable to a Profit Share Product pursuant to Section 5.9; provided that (a) Vertex shall not reimburse Company for any FTE Costs or Out-of-Pocket Costs incurred during any [**] in the conduct of Additional Research Activities in excess of [**]% of the relevant Additional Research Budget for such [**] and (b) Company shall be solely responsible for all such excess expenses above [**]% of the Additional Research Budget incurred during such [**], unless otherwise agreed in writing by Vertex.
5.8.3.
Payments. Any payments to be made to Company by Vertex pursuant to this Section 5.8 shall be made [**] in arrears pursuant to invoices submitted by Company to Vertex within [**] following the end of the applicable [**] for which such costs have been incurred; provided that Company shall provide a good faith written estimate of any costs for which reimbursement is due under this Section 5.8 within [**] after each [**]. Each such invoice will be accompanied by reasonable supporting documentation evidencing the expenses incurred for Research Activities or Additional Research Activities (such Research Activities or Additional Research Activities to be itemized in accordance with, as applicable, the Research Plan (including the Research Budget) or Additional Research Plan and Additional Research Budget) during such [**]. Undisputed payments shall be due within [**] after Vertex receives such an invoice from Company.
5.9.
Profit Share.
5.9.1.
Information Sharing. On or about the date that is [**] prior to Vertex’s reasonable estimate of the date of Initiation of the first Phase 1 Clinical Trial for the first Product, Vertex will provide Company with the Opt-In Information Package (the delivery date of the Opt-In Information Package, the “Opt-In Information Package Delivery Date”). The Opt-In Information Package will be deemed Vertex’s Confidential Information. At Company’s reasonable request, Vertex will meet with Company following delivery of the Opt-In Information Package to discuss the contents of the Opt-In Information Package with Company and answer any questions with respect thereto.
5.9.2.
Profit Share Option Exercise. Subject to Section 11.2.2, Company will have the one-time right to convert all Products (unless Company has previously exercised its Opt-Out right pursuant to Section 5.9.4(a)) to

Profit Share Products (such right, the “Profit Share Option”) by written notice to Vertex (such notice, the “Profit Share Exercise Notice”) at any time beginning on the Effective Date and continuing until the day prior to Initiation of the first Phase 1 Clinical Trial for the first Product, which written notice shall specify the Profit Share Split elected by Company. Company’s exercise of the Profit Share Option shall become effective as of [**] in which the Profit Share Exercise Notice is delivered to Vertex (such date, the “Profit Share Effective Date”). If Company fails to timely exercise the Profit Share Option in accordance with this Section 5.9.2, then the Profit Share Option shall expire and be of no further force or effect with respect to any and all Products. For clarity, except to the extent set forth in an Other Company Activities Plan in accordance with Section 2.9, Company will have no right or obligation to perform any Development, Manufacturing or Commercialization activities with respect to any Profit Share Product and Vertex will solely control all such activities.
5.9.3.
Profit Share Option Fee. Company will pay Vertex the following fee, as applicable, within [**] following the Profit Share Effective Date: (a) if Company elects 60% Vertex and 40% Company as the Profit Share Split, then (i) $70,000,000 if the most advanced Product as of the Profit Share Effective Date is a Type 1 Product or (ii) $[**] if the most advanced Product as of the Profit Share Effective Date is a Type 2 Product; and (b) if Company elects [**]% Vertex and [**]% Company as the Profit Share Split, then (i) $[**] if the most advanced Product as of the Profit Share Effective Date is a Type 1 Product or (ii) $25,000,000 if the most advanced Product as of the Profit Share Effective Date is a Type 2 Product. If Company does not pay the applicable fee within such [**] period, then Vertex may deliver written notice of such payment default to Company. Notwithstanding anything to the contrary in this Agreement, if Company does not cure such payment default within [**] following the date of such notice, then Vertex shall have the right, upon further written notice to Company and without limitation to any other right or remedy available to Vertex, to deem the Opt-Out to be exercised, and the Opt-Out Effective Date shall be deemed to be the date of such further written notice.
5.9.4.
Profit Share Opt-Out; Profit Share Split Step-Down.
(a)
Profit Share Opt-Out. Company will have the right to convert all Profit Share Products to Royalty Products (such right, the “Opt-Out”) by written notice to Vertex (such notice, the “Opt-Out Notice”) at any time after the Profit Share Effective Date. If Company provides the Opt-Out Notice, the Opt-Out shall become effective [**] following the delivery of the Opt-Out Notice (the effective date of the Opt-Out, as applicable, the “Opt-Out Effective Date”).

(b)
Profit Share Split Step-Down. If Company elects 60% Vertex and 40% Company as the Profit Share Split in the Profit Share Exercise Notice, then Company will have the right to change the Profit Share Split to [**]% Vertex and [**]% Company (such right, the “Profit Share Split Step-Down”) by written notice to Vertex (such notice, the “Profit Share Split Step-Down Notice”) at any time after the Profit Share Effective Date but before the delivery of the Opt-Out Notice. If Company provides the Profit Share Split Step-Down Notice, the Profit Share Split Step-Down shall become effective [**] following the delivery of the Profit Share Split Step-Down Notice (the effective date of the Profit Share Split Step-Down, as applicable, the “Profit Share Split Step-Down Effective Date”). For clarity, if Company provides the Profit Share Split Step-Down Notice, then (a) Company shall not be entitled to any refund for amounts paid prior to the Profit Share Split Step-Down Effective Date and (b) the 60% Vertex and 40% Company Profit Share Split shall continue to apply until the occurrence of the Profit Share Split Step-Down Effective Date.
5.9.5.
Plans and Budget; Estimated Build-Out Expenses. With respect to each Profit Share Product:
(a)
within [**] after the Profit Share Effective Date (or on a date reasonably agreed by both Parties with respect to Profit Share Products that do not exist as of the Profit Share Effective Date), subject to Section 11.2.2(b)(ii), Vertex will provide the JSC a Development Plan and a Commercialization Plan with respect to such Profit Share Product;
(b)
beginning [**] after the Profit Share Effective Date and on or about [**] of each [**], Vertex will provide the JSC (i) a non-binding, good faith estimate of Program Expenses to be incurred by Vertex or its Affiliates for each Profit Share Product during the subsequent [**] (such estimate the “Program Expense Budget” for such Profit Share Product) and (ii) as applicable, and subject to Section 11.2.2(b)(ii), written update(s) to the Development Plan and the Commercialization Plan;
(c)
on a [**] basis after the initial Program Expense Budget submission to the JSC, Vertex shall provide an update to the Program Expense Budget within [**] of the close of each [**], which updates shall include any material changes to the estimated Build-Out Expenses provided to Company under Section 5.9.5(d); and
(d)
Vertex will provide to Company, for any Build-Out Expenses (i) not already included in a Program Expense Budget and (ii) to be incurred by Vertex or its Affiliates (A) for a new Manufacturing

facility or (B) at a Manufacturing facility not previously used to Manufacture such Profit Share Product, a non-binding, good faith estimate of such Build-Out Expenses.
5.9.6.
Allocation. With respect to each Profit Share Product, each Party will be entitled to its applicable percentage of the Net Profits set forth in the elected Profit Share Split (if applicable, as changed in accordance with Section 5.9.4(b)) and will bear its applicable percentage of the Net Loss set forth in the elected Profit Share Split (if applicable, as changed in accordance with Section 5.9.4(b)).
5.9.7.
Calculation. Net Profit or Net Loss will be calculated for each [**], on a Profit Share Product-by-Profit Share Product basis, by adding the Net Sales of each Profit Share Product in the Territory and the Sublicense Revenue for such Profit Share Product for such [**], and subtracting the Program Expenses with respect to such Profit Share Product during such [**] from the sum of such Net Sales and Sublicense Revenue (to the extent not already deducted from Net Sales).
5.9.8.
Payment of Expenses; Summary Statements. Subject to reconciliation in accordance with Section 5.9.9, the Party initially incurring Program Expenses will be responsible for and pay for all such Program Expenses so incurred. Each Party will report all Program Expenses, and Vertex will report all Sublicense Revenue and Net Sales in accordance with the terms and conditions hereof and in accordance with GAAP. If any Program Expenses relate to multiple Products, the Parties will work together to determine an equitable allocation of such Program Expenses between such Products. Within [**] after the end of each [**], each Party will submit to the other a written report reflecting, on a Profit Share Product-by-Profit Share Product basis, the estimated Program Expenses, Sublicense Revenue and Net Sales during the just-ended [**], except that each Party’s submission for the last month of such [**] will be a good faith estimate and not actual amounts (each, a “Summary Statement”). Within [**] after the end of each [**], each Party will submit to the other an updated Summary Statement reflecting, on a Profit Share Product-by-Profit Share Product basis, the actual Program Expenses, Sublicense Revenue and Net Sales for the last month of such [**], which Summary Statement will be certified as true and accurate by a representative of such Party that is a Vice President of Finance or more senior representative. Each Summary Statement (after the initial Summary Statement) will reflect an adjustment for the actual amount of the previous [**] as needed; provided that, if, prior to preparation of a Summary Statement in accordance with the preceding sentence, a Party discovers that actual Program Expenses, Sublicense Revenue or Net Sales with respect to a Profit Share Product have deviated materially from any non-binding, good faith estimate of such Program Expenses, Sublicense Revenue or Net Sales submitted to the other Party in accordance with this Section 5.9.8

(including any deviation in any single Expense or in aggregate Sublicense Revenue or aggregate Net Sales, in each case, of more than $[**]), then such Party shall promptly notify the other Party of such deviation in advance of delivery of such Summary Statement. Any reporting and reconciliation of variances between estimated and actual Expenses may be delayed by [**] as reasonably necessary in light of a Party’s internal reporting procedures. The Parties’ respective Summary Statements will serve as the basis of the Reconciliation Reports prepared by Vertex pursuant to Section 5.9.9. The Parties’ respective finance departments, coordinated by the Alliance Managers, will meet at least [**], or as otherwise mutually agreed by the Parties, to discuss any questions or issues arising from the Summary Statements, including the basis for the recognition of specific Program Expenses, review cost estimates and forecasts, and discuss reconciliation and reporting procedures.
5.9.9.
Reconciliation.
(a)
General Reconciliation. Vertex will prepare a reconciliation report, as soon as practicable, after the receipt of Company’s updated Summary Statements, but in any event within [**] after the end of each [**], accompanied by reasonable supporting documents and calculations sufficient to support each Party’s financial reporting obligations, independent auditor requirements and obligations under the Sarbanes-Oxley Act, which reconciles the amounts incurred and reported in each Party’s Summary Statements and the share of the Net Profits and Net Losses to be allocated to each of the Parties for such [**] in accordance with Section 5.9.6, on a Profit Share Product-by- Profit Share Product basis and in the aggregate across all Profit Share Products (such report, the “Reconciliation Report”).
(b)
Payment. Payment to reconcile aggregate Net Profit or Net Loss, as applicable, across all Profit Share Products shall be made by the owing Party to the other Party within [**] after such Reconciliation Report is delivered to Company. If Company does not pay any amount owed under this Section 5.9.9(b) within such [**] period, then Vertex may deliver written notice of such payment default to Company. Notwithstanding anything to the contrary in this Agreement, if Company does not cure such payment default within [**] following the date of such notice, then Vertex shall have the right, upon further written notice to Company and without limitation to any other right or remedy available to Vertex, to deem the Opt-Out to be exercised, and the Opt-Out Effective Date shall be deemed to be the date of such further written notice.
5.10.
Payment Terms.

5.10.1.
Currency; Payment Method. All payments under this Agreement are expressed in U.S. Dollars and will be paid in U.S. Dollars, by wire transfer or Automated Clearing House (ACH) payment to an account designated by the payee Party (which account may be updated from time to time by written notice to the other Party).
5.10.2.
Exchange. If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are denoted in a currency other than U.S. Dollars, such amounts will be converted to their U.S. Dollar equivalent using the payor Party’s then-current standard procedures and methodology, including its then-current standard exchange rate methodology for the translation of foreign currency expenses into U.S. Dollars or, in the case of Sublicensees, such similar methodology, consistently applied. Calculation of Net Sales will exclude hedging and foreign exchange gain or loss realized through a hedging program.
5.11.
Withholding Tax.
5.11.1.
Required Withholding. The payments by a Party (the “Payor”) to the other Party (the “Payee”) under this Agreement (each, a “Payment”) shall be made free and clear of, and without withholding and deduction on account of, any and all taxes, except for any withholding and deduction of taxes (other than backup withholding) required by Applicable Law (“Required Withholding”). If any Required Withholding applies to a Payment, subject to Section 5.11.3, the Payor shall (a) make such Required Withholding with respect to such Payment, (b) pay the amount of such Required Withholding to the appropriate Governmental Authority and (c) send evidence of the obligation together with proof of tax payment to the Payee on a reasonable and timely basis following such tax payment. Subject to Section 5.11.3, any Required Withholding made in accordance with the preceding sentence shall be treated as paid to the Payee for all purposes of this Agreement.
5.11.2.
Cooperation. The Parties acknowledge that, under United States federal income tax law as in effect as of the Effective Date, no Required Withholding applies on account of United States federal nonresident withholding taxes with respect to a Payment to a Payee hereunder; provided that such Payee has, prior to the making of such Payment, provided to the Payor a properly completed and validly executed Internal Revenue Service Form W-9 that remains in effect. If a Payor determines that Required Withholding applies to a Payment, the Payor shall notify the Payee of such determination no less than [**] prior to making such Payment. Each Party agrees to cooperate with the other Party in (a) obtaining any reductions of or exemptions from any Required Withholding under Applicable Law (including any income tax treaty then in effect) and (b) claiming any refund of amounts of Required

Withholding withheld and paid to a Governmental Authority hereunder. Such cooperation shall include the providing and periodic updating or confirming of the continued validity of any required withholding certificates and tax residency certificates, if applicable.
5.11.3.
Additional Amounts. Notwithstanding Section 5.11.1, the following additional payments (each, an “Additional Amount”) shall be made, if applicable, by the respective Payor if one or both of the Parties undergoes a redomiciliation or assigns its respective rights or obligations under this Agreement (any such redomiciliation or assignment, a “Tax Action”, and any such Party an “Acting Party”) and, as a result of such Tax Action, the amount of Required Withholding is greater than the amount of Required Withholding absent such Tax Action. If the Payor is not the Acting Party, no Additional Amount shall be payable by the Payor. If the Payor is the Acting Party, then the Payor shall pay an Additional Amount such that, after the Required Withholding (including in respect of any Additional Amount), the Payee receives an amount equal to the amount it would have received had such Tax Action by the Payor not occurred. The obligation for the Payor to pay an Additional Amount pursuant to the preceding sentence shall not apply to the extent the Additional Amount (a) would not have been payable but for a Tax Action taken by the Payee or (b) is attributable to the failure by the Payee to comply with the requirements of this Section 5.11. For purposes of this Section 5.11, “redomiciliation” means a reincorporation in another jurisdiction or other action resulting in a change in tax residence of the Acting Party or its assignee. For the avoidance of doubt, this Section 5.11.3 shall not apply with respect to any backup withholding (or similar tax collection system under Applicable Law).
5.11.4.
Indirect Tax. Notwithstanding anything to the contrary herein, all Payments are exclusive of any sales, use, value added, goods and services, gross receipts and similar turnover or gross margin taxes (together with any penalties and interest in respect thereof, “Indirect Tax”). If any amount of Indirect Tax is chargeable in respect of a Payment, the Payor shall pay such Indirect Tax at the applicable rate in respect of such Payment following the receipt of an invoice in the appropriate form from the Payee in respect of those Payments, such Indirect Tax to be payable on the later of (a) the due date of the payment of the Payment to which such Indirect Tax relates and (b) [**] after the receipt by the Payor of the applicable invoice setting forth the amount of the applicable Indirect Tax. The Parties will issue invoices for all amounts due under this Agreement consistent with applicable Indirect Tax requirements.
5.12.
Records; Audits.
5.12.1.
Vertex will keep and maintain accurate and complete records regarding all (a) Net Sales and Sublicense Revenue and (b) Program Expenses of

Vertex and its Affiliates for Profit Share Products (including Out-of-Pocket Expenses and FTE Costs), in each case ((a) and (b)), covering the [**]. Company will keep accurate and complete records regarding all (i) FTE Costs and Out-of-Pocket Costs incurred in connection with the performance of Research Activities and Additional Research Activities and (ii) if applicable, Company Activity Expenses incurred for Profit Share Products (including Out-of-Pocket Expenses and FTE Costs), in each case ((i) and (ii)), in sufficient detail to confirm the accuracy of any payments required under this Agreement and covering the [**].
5.12.2.
Upon [**] prior written notice from the other Party (the “Auditing Party”), the Party required to maintain records pursuant to Section 5.12.1 (as applicable, the “Audited Party”) will permit an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to examine the relevant books and records of the Audited Party and its Affiliates, as may be reasonably necessary to verify (a) the Royalty Reports submitted by Vertex in accordance with Section 5.5.7, (b) the FTE Costs and Out-of-Pocket Costs reported by Company in accordance with Section 5.8.1 and Section 5.8.2, or (c) the Summary Statements and Reconciliation Reports submitted by the Parties pursuant to Section 5.9.8 and Section 5.9.9(a), as applicable (collectively, ((a)-(c)), “Reported Amounts”). An examination by the Auditing Party under this Section 5.12.2 will occur not more than [**] and will be limited to the pertinent books and records for any [**] ending not more than [**] before the date of the request. The accounting firm will be provided access to such books and records at the Audited Party’s facility or facilities where such books and records are normally kept and such examination will be conducted during the Audited Party’s normal business hours. The Audited Party may require the accounting firm to sign a customary non-disclosure agreement before providing the accounting firm access to its facilities or records. Upon completion of the audit, the accounting firm will provide both Parties a written report disclosing whether the Reported Amounts are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to the Auditing Party. If the Reported Amounts submitted by the Audited Party resulted in an underpayment or overpayment, the Party owing the underpaid or overpaid amount will promptly pay such amount to the other Party. The costs and fees of any audit conducted by the Auditing Party under this Section 5.12.2 will be borne by the Auditing Party, unless such audit reveals an underpayment of amounts owed to the or an overpayment of amounts owed by the Auditing Party of more than [**] percent of the amount that was owed by the Audited Party or owed to the Audited Party, as applicable, with respect to the relevant period, in which case, the Audited Party will reimburse the Auditing Party for the reasonable expense incurred by the Auditing Party in connection with the audit.

ARTICLE 6.

INTELLECTUAL PROPERTY
6.1.
Ownership of Agreement Technology. For purposes of determining ownership under this Section 6.1, inventorship will be determined in accordance with United States patent laws (regardless of where the applicable activities occurred).
6.1.1.
Company Ownership. As between the Parties, Company will be the sole owner of Company Agreement Technology and Company System Technology, and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Company to Vertex or its Affiliates under this Agreement. Company will disclose to Vertex, and will cause its Affiliates to so disclose, potential inventions within the Company Agreement Know-How that constitute Licensed Technology quarterly at meetings of the IP Committee and in any event reasonably in advance of filing patent applications on any such inventions.
6.1.2.
Vertex Ownership. As between the Parties, Vertex will be the sole owner of Vertex Agreement Technology and Vertex System Technology, and will retain all of its rights thereto, subject to any rights or licenses expressly granted by Vertex to Company or its Affiliates under this Agreement.
6.1.3.
Joint Ownership. Joint Agreement Technology will be owned jointly by Vertex and Company on an equal and undivided basis, including all rights thereto, subject to any rights or licenses expressly granted by one Party to the other Party under this Agreement. Except as expressly provided in this Agreement, neither Party will have any obligation to account to the other for profits with respect to, or to obtain any consent of the other Party to license or exploit, Joint Agreement Technology by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such consent or accounting. Each Party, on behalf of itself and its respective Affiliates, shall assign and hereby assigns to the other Party, without additional compensation, its right, title and interest in and to any Joint Agreement Technology to the extent necessary to effect joint ownership of the Joint Agreement Technology as set forth in this Section 6.1.3.
6.1.4.
Disclosure and Assignment of Company System Technology and Vertex System Technology.
(a)
Vertex will disclose to Company, and will cause its Affiliates to so disclose, potential inventions within the Company System Know-How and Overlapping Improvements, in each case, [**] at meetings of the IP Committee (and, with respect to inventions within the Overlapping Improvements, in any event reasonably in advance of filing patent applications on any such inventions). Vertex, on behalf of itself and its Affiliates, shall assign and hereby assigns to Company, without additional compensation, its right, title and interest in and to any Company System Technology.
(b)
Company will disclose to Vertex, and will cause its Affiliates to so disclose, potential inventions within the Vertex System Know-How and Overlapping Improvements, in each case, [**] at meetings of the IP Committee (and, with respect to inventions within the Overlapping Improvements, in any event reasonably in advance of filing patent applications on any such inventions). Company, on behalf of itself and its Affiliates, shall assign and hereby assigns to Vertex, without additional compensation, its right, title and interest in and to any Vertex System Technology.
6.2.
Prosecution and Maintenance of Patents.
6.2.1.
Company Agreement Patents and Company System Patents. As between the Parties, Company will have the sole right, at Company’s expense, to control the preparation and filing (“Filing”) of the Company Agreement Patents and Company System Patents. Subject to Section 6.2.4, following Filing, Company will have the sole right, at Company’s expense, to control the Prosecution and Maintenance of the Company Agreement Patents and Company System Patents. The Parties agree to cooperate, through the IP Committee, to implement reasonable Prosecution and Maintenance strategies so that, to the extent reasonable, Company Agreement Patents, Company System Patents and Joint Agreement Patents including subject matter relating to (a) the composition, method of manufacture or method of use of one or more Licensed Agents or Products; (b) [**]; or (c) without limitation to clause (a), [**]; in each case ((a)-(c)), include solely such subject matter, so that such Patents are included within the [**].
6.2.2.
Vertex Agreement Patents and Vertex System Patents. As between the Parties, Vertex will have the sole right, at Vertex’s expense, to control the Prosecution and Maintenance of the Vertex Agreement Patents and Vertex System Patents.
6.2.3.
Joint Agreement Patents. As between the Parties, the Parties shall jointly determine, in good faith, which Party will control (and be responsible for expenses with respect to) the Prosecution and Maintenance of the Joint Agreement Patents, taking into account, for each Joint Agreement Patent (a) the subject matter of such Joint Agreement Patent, (b) the degree of contribution to the inventive subject matter of such Joint Agreement Patent and (c) the relevance of such subject matter to each Party’s business.
6.2.4.
[**].

(a)
Notwithstanding Section 6.2.1 or Section 6.2.3, with respect to any Company Agreement Patent, Company System Patent or Joint Agreement Patent that solely claims Know-How included in the [**] (each, an “[**]”), Vertex shall have the right to elect, upon written notice to Company any time after Filing of such [**], to control the Prosecution and Maintenance of such [**] at its own expense. Upon such election, Company will cooperate and assist in transitioning the Prosecution and Maintenance of the applicable [**] to Vertex. If Vertex assumes Prosecution and Maintenance of any [**], then, without limitation to Section 6.2.6, Vertex will keep Company reasonably informed, and provide Company with a reasonable opportunity to comment on materials filings, with respect to such Prosecution and Maintenance. Company may elect to assign its rights, title and interest in any [**] to Vertex subject to the understanding that Vertex shall be restricted to prosecuting claims therein only to [**]; however, in such case the assigned [**] will continue to be deemed Licensed Patents under this Agreement for all other purposes.
(b)
If Vertex decides to abandon any [**], then Vertex will provide Company with notice at least [**] prior to the date such abandonment would become effective. Following such notice, Company shall have the right to elect, upon written notice to Vertex, to control the Prosecution and Maintenance of such [**] at its own expense. Upon such election, Vertex will cooperate and assist in transitioning the Prosecution and Maintenance of the applicable [**] to Company, and if, prior to such election, Company assigned its rights, title, and interest in the applicable [**] to Vertex, Vertex will assign those rights back to Company (provided that Vertex will retain its rights, title, and interest under Section 6.1.3 if the applicable [**] is a Joint Agreement Patent). If Company assumes Prosecution and Maintenance of any [**], then, without limitation to Section 6.2.6, Company will keep Vertex reasonably informed, and provide Vertex with a reasonable opportunity to comment on materials filings, with respect to such Prosecution and Maintenance.
6.2.5.
Cooperation. Vertex and Company (and their respective Affiliates) will cooperate, and obtain the cooperation of their respective employees or obligated Third Parties that are inventors, in the Prosecution and Maintenance of any Company Agreement Patents, Vertex Agreement Patents, Joint Agreement Patents, Company System Patents or Vertex System Patents, including with respect to confirmatory assignments and inventor declarations. The Parties agree to work together in good faith to divide out claims into separate patent applications, to the extent reasonable without compromising [**] or the overall strength of the Patent portfolio with respect to Licensed Agents or Products, to allow for (a) sole ownership of patent applications and (b) partitioning of inventive subject matter to align with the scope of the licenses set forth in this Agreement so as to separate inventions that would fall outside, from those that would fall within, the scope of the licenses set forth in this Agreement.
6.2.6.
IP Committee. During the Term, each Party will keep the other Party informed through the IP Committee (or to the other Party, if the IP Committee is disbanded) as to material developments with respect to the Prosecution and Maintenance of Patents for which such Party has responsibility for Prosecution and Maintenance pursuant to this Section 6.2 that are exclusively licensed under this Agreement to the other Party, including by providing copies of any office actions or office action responses or other correspondence that such Party provides to or receives from any patent office, including notice of all interferences, reissues, re-examinations, or oppositions, and all patent-related filings within a reasonable time after such receiving or filing such documents, and by providing the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and Maintenance with the understanding that, to the extent feasible, providing [**] for the receiving Party to consider and provide input shall be considered reasonable.
6.3.
Defense of Claims Brought by Third Parties. If any Third Party brings a claim or otherwise asserts that a Licensed Agent or Product infringes such Third Party’s Patent or misappropriates such Third Party’s Know-How (each, a “Third Party Infringement Claim”), the Party first having notice of the claim or assertion will promptly notify the other Party in writing. Subject to Section 8.1, Vertex will have the sole right to undertake and control the defense or settlement of any Third Party Infringement Claim using counsel of its choice, at its expense. Subject to Section 8.1, if Company is named as a defendant in any such Third Party Infringement Claim, Company will have the right to participate in such defense and settlement with its own counsel, at its expense. Subject to Section 8.1, Vertex will not enter into any settlement of any Third Party Infringement Claim that is instituted or threatened to be instituted against Company without Company’s prior written consent, which will not be unreasonably withheld, conditioned or delayed; provided that, such consent will not be required if such settlement includes a release of all liability in favor of Company or an assumption of any unreleased liability by Vertex without any admission of liability by the Company. As requested by Vertex, Company will provide reasonable cooperation and assistance to Vertex in connection with Vertex’s control of the defense or settlement of a Third Party Infringement Claim. Such cooperation and assistance will include executing all necessary and proper documents and taking such actions as will be appropriate to allow Vertex to control the defense and settlement of such Third Party Infringement Claim. Subject to Section 8.1, Vertex will reimburse Company for the reasonable Out-of-Pocket Costs incurred by Company in providing such assistance and cooperation; provided that Vertex will have no obligation to reimburse Company for any such Out-of-Pocket Costs incurred if Company exercises its right to participate in the defense and settlement of a Third Party Infringement Claim with its own counsel. Vertex will keep Company reasonably informed of the progress of any Third Party Infringement Claim. To the extent reasonable, both Parties will cooperate in good faith to (i) ensure that Vertex has the ability to continue to Commercialize Products and (ii) avoid or minimize any additional royalties on Products.
6.4.
Enforcement Against Competitive Infringement.
6.4.1.
Duty to Notify of Competitive Infringement. If either Party learns of a Competitive Infringement, such Party will promptly notify the other Party in writing and will provide such other Party with available information regarding such Competitive Infringement.
6.4.2.
Enforcement.
(a)
Vertex will have the first right, but not the obligation, to institute, prosecute, and control a Proceeding to enforce the [**] and Joint Agreement Technology, in each case, with respect to any Competitive Infringement by counsel of its own choice, at its own expense (unless such Competitive Infringement relates to a Profit Share Product, in which case such expenses will be deemed to be Patent Enforcement Expenses). If Vertex does not initiate a Proceeding within [**] after written notice of such Competitive Infringement is first provided by a Party under Section 6.4.1, Company will have the right to initiate and control a Proceeding with respect to such Competitive Infringement by counsel of its own choice, at its own expense and Vertex will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that if Vertex notifies Company during such [**] period that it is electing in good faith not to institute any Proceeding against such Competitive Infringement for strategic reasons, Company will not have the right to initiate and control any Proceeding with respect to such Competitive Infringement.
(b)
Except as set forth below, Company will have the sole right, but not the obligation, to institute, prosecute, and control a Proceeding with respect to any Competitive Infringement involving any Licensed Technology other than the [**] or Joint Agreement Technology by counsel of its own choice, at its own expense (unless such Competitive Infringement relates to a Profit Share Product, in which case such expenses will be deemed to be Patent Enforcement Expenses). Notwithstanding the foregoing, upon Vertex’s request, (i) Company will be obligated to institute, prosecute, and control a Proceeding with respect to any Competitive Infringement involving any Licensed Technology other than the [**] or Joint Agreement Technology in the event that the Competitive Infringement involves only Licensed Technology that is not [**] or Joint Agreement

Technology and (ii) Company will not unreasonably refuse to institute, prosecute, and control a Proceeding with respect to any Competitive Infringement involving any Licensed Technology; provided, however, that in no event will Company be obligated to initiate, prosecute or control any Proceeding against [**] or its Affiliates (or any Person receiving a sublicense from them) with respect to the practice of any Licensed Technology to the extent [**].
(c)
The Party prosecuting and controlling any Proceeding with respect to any Competitive Infringement will (i) keep the other Party reasonably apprised of the progress of such Proceeding, (ii) reasonably consider the other Party’s comments with respect to the conduct of such Proceeding and (iii) not enter into a settlement, consent judgment or other voluntary final disposition of such Proceeding that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue, or similar immunity that has an adverse effect on the other Party’s rights hereunder without the other Party’s prior written consent, not to be unreasonably withheld; provided that the foregoing restriction on granting a license under this clause (iii) will not apply with respect to any Sublicense granted by Vertex.
6.4.3.
Joinder.
(a)
If a Party initiates a Proceeding in accordance with this Section 6.4, the other Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the Proceeding. Subject to Section 6.4.4, the Out-of-Pocket Costs of each Party incurred pursuant to this Section 6.4.3(a) will be borne by the Party initiating such Proceeding (and, for clarity, any such costs of Company reimbursed by Vertex under this Section 6.4.3(a) with respect to any Competitive Infringement that relates to a Profit Share Product shall be deemed to be Patent Enforcement Expenses).
(b)
If one Party initiates a Proceeding in accordance with this Section 6.4, the other Party may join such Proceeding as a party plaintiff where necessary for such other Party to seek lost profits with respect to such infringement.
6.4.4.
Share of Recoveries. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.4 will be shared as follows:
(a)
the amount of such recovery will first be applied to the Parties’ reasonable Out-of-Pocket Costs incurred in connection with such

Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then
(b)
any remaining proceeds constituting direct or actual damages for acts of infringement will be paid to, or retained by, Vertex; provided that such amounts will be included in Net Sales for the [**] in which such amounts are received by Vertex; and
(c)
any remaining proceeds constituting punitive or treble damages will be allocated between the Parties as follows: in the case of a Royalty Product, Vertex will retain [**]% of such proceeds and Company will receive [**]% of such proceeds and in the case of a Profit Share Product, such proceeds shall be deemed Net Sales.
6.4.5.
Settlement. Notwithstanding anything to the contrary under this ARTICLE 6, neither Party may enter a settlement, consent judgment or other voluntary final disposition of a suit under this ARTICLE 6 that disclaims, limits the scope of, admits the invalidity or unenforceability of, or grants a license, covenant not to sue or similar immunity under a Patent Controlled by the other Party or its Affiliates without first obtaining the written consent of the Party that Controls (or whose Affiliate Controls) the relevant Patent; provided, that the foregoing restriction on granting a license will not apply with respect to any Sublicense granted by Vertex.
6.5.
Other Infringement.
6.5.1.
Joint Agreement Patents. With respect to the infringement of a Joint Agreement Patent that is not a Competitive Infringement, neither Party shall enforce any Joint Agreement Patent unless mutually agreed by the Parties; provided that the Parties will cooperate in good faith to bring suit together against the applicable Third Party infringer or the Parties may decide to permit one Party to solely bring suit. Any damages or other monetary awards recovered with respect to a Proceeding brought pursuant to this Section 6.5.1 will be shared as follows: (a) the amount of such recovery will first be applied to the Parties’ reasonable Out-of-Pocket Costs incurred in connection with such Proceeding (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); then (b) any remaining proceeds will be allocated as follows: (i) if the Parties jointly initiate the applicable Proceeding pursuant to this Section 6.5.1, each Party will be allocated [**]% of such proceeds; and (ii) if only one Party initiates the applicable Proceeding pursuant to this Section 6.5.1, such Party will retain [**]% of such proceeds and the other Party will receive [**]% of such proceeds.
6.5.2.
Patents Solely Owned by Company. Company will retain all rights to pursue an infringement of any Patent solely owned by Company that is not a Competitive Infringement and Company will retain all recoveries with respect thereto.
6.5.3.
Patents Solely Owned by Vertex. Vertex will retain all rights to pursue an infringement of any Patent solely owned by Vertex and Vertex will retain all recoveries with respect thereto.
6.6.
Patent Listing. Vertex will have the sole right, but not the obligation, to submit to all applicable Regulatory Authorities patent information pertaining to each applicable Product pursuant to 21 U.S.C. § 355(b)(1)(G), any similar statutory or regulatory requirement enacted in the future regarding biologic products, or any similar statutory or regulatory requirement in any non-U.S. country or other regulatory jurisdiction.
6.7.
Common Ownership Legislation. Notwithstanding anything to the contrary in this ARTICLE 6, neither Party will have the right to make an election under the Common Ownership Legislation when exercising its rights under this ARTICLE 6 without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties will use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the Common Ownership Legislation. Notwithstanding the foregoing, the other Party’s consent under this Section 6.7 will not be required in connection with an obviousness-type double patenting rejection in any patent application claiming a Licensed Agent, Product, or uses thereof.
6.8.
Patent Term Extension. Vertex will have the sole right to obtain patent term restoration in any country in the Territory under any statute or regulation equivalent or similar to 35 U.S.C. § 156, where applicable to a Product. Vertex will determine which relevant patents (including Licensed Patents) will be extended (including by filing supplementary protection certificates and any other extensions that are now or in the future become available); provided, however, that Vertex may not elect to extend a Patent Controlled by Company or its Affiliates that is not an [**] without Company’s prior written consent. Company will abide by Vertex’s determination and cooperate, as reasonably requested by Vertex, in connection with the foregoing (including by providing appropriate information and executing appropriate documents).
6.9.
Recording. If Vertex deems it necessary or desirable to register or record this Agreement or evidence of this Agreement with any patent office or other appropriate Governmental Authority in one or more jurisdictions in the Territory, Company will reasonably cooperate to execute and deliver to Vertex any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in Vertex’s reasonable judgment, to complete such registration or recordation. Vertex will reimburse Company for all reasonable Out-of-Pocket

Costs, including attorneys’ fees, incurred by Company in complying with the provisions of this Section 6.9.
6.10.
Unitary Patent System. The Party Prosecuting and Maintaining a Patent in Europe pursuant to Section 6.2 will have the exclusive right to opt-in or opt-out of the Europe Unitary Patent System for such Patent. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on a Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83(3) of that Agreement on a Unified Patent Court. Without limiting the generality of the foregoing, unless a Party or its Affiliate has expressly opted in to the Europe Unitary Patent System with respect to a given Patent, the other Party will not initiate any action with respect to such Patent under the Europe Unitary Patent System without such Party’s prior written approval, such approval to be granted or withheld in such Party’s sole discretion.
6.11.
Trademarks. As between the Parties, all trademarks and trade dress rights used in connection with the Commercialization of the Products in the Field in the Territory will be owned exclusively by Vertex.
6.12.
Bankruptcy.
6.12.1.
All rights and licenses now or hereafter granted by Company to Vertex under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to Vertex pursuant to Section 4.1, are, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in the U.S. Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to Company, Company agrees that Vertex, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the generality of the foregoing, the Parties intend and agree that any sale of Company’s assets under Section 363 of the Bankruptcy Code shall be subject to Vertex’s rights under Section 365(n), that Vertex cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of Vertex’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of Vertex. Further, each Party agrees and acknowledges that all payments by Vertex to Company hereunder, other than the up-front fee pursuant to Section 5.1, royalty payments pursuant to Section 5.5, and the sales milestones pursuant to Section 5.4.2, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Company will, during the Term, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all intellectual property licensed under this Agreement. Each Party acknowledges and agrees that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, all Regulatory Approvals (and all applications for Regulatory Approval) and rights of reference therein, the Licensed Technology and all information related to the Licensed Technology. If (x) a case under the U.S. Bankruptcy Code is commenced by or against Company, (y) this Agreement is rejected as provided in the U.S. Bankruptcy Code, and (z) Vertex elects to retain its rights hereunder as provided in Section 365(n) of the U.S. Bankruptcy Code, Company (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
(a)
provide Vertex with all such intellectual property (including all embodiments thereof) held by Company and such successors and assigns, or otherwise available to them, immediately upon Vertex’s written request. Whenever Company or any of its successors or assigns provides to Vertex any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 6.12.1(a), Vertex will have the right to perform Company’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by Vertex will release Company from liability resulting from rejection of the license or the failure to perform such obligations; and
(b)
not interfere with Vertex’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the U.S. Bankruptcy Code.
6.12.2.
All rights, powers and remedies of Vertex provided herein are in addition to and not in substitution for any other rights, powers and remedies now or hereafter existing at law or in equity (including the U.S. Bankruptcy Code) in the event of the commencement of a case under the U.S. Bankruptcy Code with respect to Company. The Parties intend the following rights to extend to the maximum extent permitted by Applicable Law, and to be enforceable under U.S. Bankruptcy Code Section 365(n):
(a)
the right of access to any intellectual property rights (including all embodiments thereof) of Company, or any Third Party with whom Company contracts to perform an obligation of Company under this Agreement, and, in the case of any such Third Party, which is necessary for the Exploitation of Licensed Agents and Products; and

(b)
the right to contract directly with any Third Party to complete the contracted work.
ARTICLE 7.

REPRESENTATIONS AND WARRANTIES
7.1.
Representations and Warranties of Vertex. Vertex hereby represents and warrants to Company, as of the Effective Date, that:
7.1.1.
it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
7.1.2.
it (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
7.1.3.
this Agreement has been duly executed and delivered on behalf of Vertex, and constitutes a legal, valid and binding obligation, enforceable against Vertex in accordance with the terms hereof;
7.1.4.
the execution, delivery and performance of this Agreement by Vertex will not constitute a default under or conflict with any agreement, instrument, obligation or understanding, oral or written, to which either entity is a party or by which either entity is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and
7.1.5.
it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement.
7.2.
Representations and Warranties of Company. Company hereby represents and warrants to Vertex, that as of the Effective Date:
7.2.1.
it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
7.2.2.
it (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;
7.2.3.
it has the requisite resources and expertise to perform its obligations hereunder;

7.2.4.
this Agreement has been duly executed and delivered on behalf of Company, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof;
7.2.5.
the execution, delivery and performance of this Agreement by Company will not constitute a default under or conflict with any agreement, instrument, obligation or understanding, oral or written, to which it is a party or by which it is bound, or violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;
7.2.6.
it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons or entities required to be obtained by it in connection with the execution and delivery of this Agreement;
7.2.7.
to Company’s Knowledge, the Patents and Know-How intended as of the Effective Date to be used or practiced by or on behalf of Company in the Research Activities under the initial Research Plan with respect to any Company Delivery System or Company Gene Editing System are Controlled by Company and included in the Licensed Technology;
7.2.8.
Company is the sole and exclusive owner or exclusive licensee of the Licensed Patents other than the Licensed Patents in-licensed by Company under the Existing In-License Agreement, all of which are free and clear of any liens, charges and encumbrances, and, as of the Effective Date, neither any license granted by Company or its Affiliates to any Third Party, nor any agreement between any Third Party and Company or its Affiliates, conflicts with the licenses or other rights granted to Vertex hereunder and Company is entitled to grant all rights and licenses (or sublicenses, as the case may be) it purports to grant to Vertex under this Agreement;
7.2.9.
Company has disclosed to Vertex in Schedule 1.118 all Licensed Patents existing as of the Effective Date;
7.2.10.
to Company’s Knowledge, the Licensed Patents are subsisting and are, or, upon issuance, will be, valid and enforceable patents and no Third Party has challenged the scope, validity or enforceability of such Patents (including by way of example through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);
7.2.11.
to Company’s Knowledge, no Third Party is infringing or threatening to infringe any of the Licensed Patents or misappropriating or threatening to misappropriate any Licensed Know-How;

7.2.12.
it has complied with Applicable Law, including any disclosure requirements of the United States Patent and Trademark Office or any analogous foreign Governmental Authority, in connection with the Prosecution and Maintenance of the Licensed Patents and has timely paid all filing and renewal fees payable with respect to any such Patents for which it controls Prosecution and Maintenance;
7.2.13.
it has obtained assignments from the inventors of all inventorship rights relating to the Licensed Patents other than the Licensed Patents in-licensed by Company under the Existing In-License Agreement, and all such assignments of inventorship rights relating to such Patents are valid and enforceable;
7.2.14.
except for the Existing In-License Agreement, there is no agreement between Company or any of its Affiliates and any Third Party pursuant to which Company or its Affiliate has acquired, in-licensed or otherwise Controls any Patents or Know-How that, to Company’s Knowledge, will be used or practiced in the Research Activities under the initial Research Plan. The Existing In-License Agreement is in full force and effect and has not been modified or amended (other than such modifications or amendments identified in Schedule 5.7.1-1). Company has provided a true and complete copy of the Existing In-License Agreement, and any amendments thereto, to Vertex. Neither Company nor its Affiliates nor, to the best of its knowledge, the Third Party licensor in the Existing In-License Agreement is in material breach of, or in default with respect to a material obligation thereunder, and neither such party has claimed or has grounds upon which to claim that the other party is in material breach of, or in default with respect to a material obligation thereunder;
7.2.15.
Company and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Licensed Know-How) and, to Company’s Knowledge, such Licensed Know-How has not been used, disclosed to or discovered by any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements;
7.2.16.
(a) no Licensed Technology owned by Company or its Affiliates is subject to any funding agreement with any government or governmental agency and (b) to Company’s Knowledge, no other Licensed Technology is subject to any funding agreement with any government or governmental agency;

7.2.17.
to Company’s Knowledge, the composition of [**] alone (individually, not in combination or part of a formulation with other components) does not and will not infringe any issued Patent of any Third Party or, if and when issued, any claim within any Patent application of any Third Party; except that no such representation or warranty is made with respect to any Patent in-licensed by Company under the Existing In-License Agreement;
7.2.18.
(a) the conception, development, and reduction to practice of the Licensed Technology have not constituted or involved the misappropriation of any trade secret of any Third Party or breach of any confidentiality obligation the Company has to a Third Party, and (b) the practice of the Licensed Know-How in the making, having made, using, selling, offering for sale, importing, exporting or other exploitation (including researching, developing, manufacturing or commercializing) by Company or Vertex (or their respective Affiliates or Sublicensees) of a Company Delivery System or Company Gene Editing System as contemplated by this Agreement does not and will not constitute a misappropriation of any trade secret of any Third Party or breach of any confidentiality obligation that Company has to Third Party;
7.2.19.
there are no judgments or settlements against or owed by Company or its Affiliates or, to its knowledge, pending or threatened claims or litigation, in either case relating to the Licensed Technology or any Company Delivery System or Company Gene Editing System;
7.2.20.
there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the best of its knowledge, threatened against Company, any of its Affiliates or any Third Party, in each case in connection with the Licensed Technology, any Company Delivery System or any Company Gene Editing System, or otherwise relating to the transactions contemplated by this Agreement;
7.2.21.
Company has not employed (and, to the best of its knowledge, has not used a contractor or consultant that has employed) any Person debarred by the FDA (or subject to a similar sanction of EMA or foreign equivalent), or any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or foreign equivalent), in any capacity in connection with this Agreement;
7.2.22.
with respect to any Licensed Technology, Company Delivery System, Company Gene Editing System or activities to be performed by Company in connection with this Agreement, Company has not taken any action directly or indirectly to unlawfully offer, promise, or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and has not accepted any such unlawful payment;
7.2.23.
to its knowledge, except to the extent permissible under United States law, neither Company nor any of its Affiliates has, on its own behalf or in acting on behalf of any other Person, directly or indirectly engaged in any transaction, or has otherwise dealt with, any country or Person targeted by the United States, Europe or other relevant economic sanctions laws in connection with any activities contemplated by this Agreement;
7.2.24.
[**].
7.3.
Mutual Covenants: Each Party hereby covenants to the other Party that, except as expressly permitted under this Agreement:
7.3.1.
such Party will, and will require its Affiliates and Subcontractors to, materially comply with Applicable Law and accepted pharmaceutical industry business practices in conducting its activities hereunder, including (a) to the extent applicable, the FD&C Act, the Anti-Kickback Statute (42 U.S.C. 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. 1320a-7a), the False Claims Act (31 U.S.C. 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes and the regulations issued by the FDA, consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services, (b) the applicable laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, accounting and record keeping laws and laws relating to interactions with healthcare professionals or healthcare providers and Government Officials and (c) where appropriate GMP, GCP and GLP (or similar standards);
7.3.2.
all employees and Subcontractors of such Party performing Research Activities or Additional Research Activities hereunder on behalf of such Party will be obligated to assign all right, title and interest in and to any inventions Created by them, whether or not patentable, to such Party as the sole owner thereof; provided that (a) in the case of Vertex, this Section 7.3.2 shall apply only with respect to inventions included in the Company System Know-How and (b) in the case of Subcontractors, such assignment obligation shall apply only to the extent such inventions are included in the Company System Know-How or Vertex System Know-How and, with respect to any other inventions Created by Subcontractors, Company will use Commercially Reasonable Efforts to obtain such assignment obligation and, if after using such Commercially Reasonable Efforts, Company is not able to obtain such assignment obligation, then Company shall have the right to instead obtain an exclusive license under such inventions for purposes of researching, developing, manufacturing and commercializing [**] (and agents contained in such products) so that such inventions are Controlled by Company and included in the Licensed Technology and exclusively licensed to Vertex under this Agreement;
7.3.3.
such Party will not engage directly or indirectly, in any capacity in connection with this Agreement any Person who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any such similar sanction;
7.3.4.
such Party will be, will cause its Affiliates to be, in material compliance with all applicable economics sanctions, import, and export control laws, regulations, and orders;
7.3.5.
such Party will not, and will cause its Affiliates not to, engage with or engage in any transaction, or otherwise deal with, any country or Person targeted by the United States, Europe or other relevant economic sanctions laws in connection with any activities contemplated under this Agreement, in each case, except as permitted by Applicable Law; and
7.3.6.
such Party will be, as between the Parties, solely responsible to ensure Compliance in all material respects by it and its Affiliates.
7.4.
Company Covenants. Company hereby covenants to Vertex that, except as expressly permitted under this Agreement:
7.4.1.
Company will maintain and not materially breach (or breach in a manner that could reasonably give rise to a right for the respective counterparty to terminate), and will cause its Affiliates to maintain and not materially breach (or breach in a manner that could reasonably give rise to a right for the respective counterparty to terminate), any Company In-License Agreements and New Company Agreements;
7.4.2.
Company will promptly notify Vertex in writing of any material breach by Company or its Affiliate or a Third Party of any Company In-License Agreements or New Company Agreements, and will promptly notify Vertex in writing if Company or its Affiliate sends or receives a notice of material breach of any Company In-License Agreements or New Company Agreements, and in the event of a breach by Company or its Affiliate, will permit Vertex to cure such breach on Company’s or its Affiliate’s behalf upon Vertex’s request;
7.4.3.
Company will not, and will cause its Affiliates not to, amend, modify or terminate any Company In-License Agreement in a manner that would adversely affect Vertex’s rights hereunder (including, for clarity, exercising its right under the Existing In-License Agreement to remove [**] from the “Licensed Field” (as defined thereunder)) without first obtaining Vertex’s written consent, which consent may be withheld in Vertex’s sole discretion;

7.4.4.
as of the date of delivery of any Materials to Vertex pursuant to this Agreement, Company has the right to deliver such Materials to Vertex for use as contemplated by this Agreement;
7.4.5.
neither Company nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party or Affiliate, or amend an existing agreement with a Third Party or Affiliate, in each case, in a manner that restricts, limits, or encumbers the rights granted to Vertex under this Agreement or the obligations of Company or its Affiliates under this Agreement;
7.4.6.
Company will not, and will cause its Affiliates not to (a) license, sell, assign or otherwise transfer to any Person any Licensed Technology (or agree to do any of the foregoing), (b) negotiate with, offer to, or grant any license to any Person, or (c) incur or permit to exist, with respect to any Licensed Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties or other restriction (including in connection with any indebtedness), in each case ((a) through (c)), that would conflict with, limit, impair or restrict the rights and licenses granted to Vertex hereunder;
7.4.7.
with respect to any Licensed Technology, Company Delivery System, Company Gene Editing System, Licensed Agent, Product, payments or activities performed by Company in connection with this Agreement, Company will not take any action to unlawfully offer, promise, or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any Government Official or any other person in order to gain an improper advantage, and will not accept any such unlawful payment;
7.4.8.
Company will inform Vertex in writing promptly if it or any Person engaged by Company or any of its Affiliates who is performing services under this Agreement or any ancillary agreements is debarred or is the subject of a conviction described in Section 306 of the FD&C Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Company’s knowledge, is threatened, relating to the debarment or conviction of Company, any of its Affiliates or any such Person performing services hereunder or thereunder; and
7.4.9.
without limitation to any other provision of this Agreement, during the Term, Company will not, and will cause its Affiliates not to, permit [**].
7.5.
DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS AFFILIATES MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

VERTEX AND COMPANY UNDERSTAND THAT EACH PRODUCT IS THE SUBJECT OF ONGOING RESEARCH AND DEVELOPMENT AND THAT NEITHER PARTY CAN ASSURE THE SAFETY, USEFULNESS OR COMMERCIAL OR TECHNICAL VIABILITY OF ANY PRODUCT.
ARTICLE 8.

INDEMNIFICATION; INSURANCE; LIMITATIONS
8.1.
Indemnification.
8.1.1.
Indemnification by Vertex. Subject to Section 8.1.3, Vertex will indemnify Company, its Affiliates, and its and its Affiliates’ employees, officers and directors (each, a “Company Indemnified Party”) from and against any liability, loss, damage or expense (including reasonable attorneys’ fees and expenses) (collectively, “Liability”) that the Company Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party suit, investigation, claim or demand (“Third Party Claim”) resulting from or arising out of:
(a)
the Exploitation of any Licensed Agent or Product by, on behalf of, or under the authority of, Vertex (other than by any Company Indemnified Party);
(b)
the breach by Vertex of any of its representations, warranties or covenants set forth in this Agreement; or
(c)
the gross negligence or intentional acts of Vertex or any other Vertex Indemnified Party;

and except, in each case ((a)–(c)), to the extent such Third Party Claim results from or arises out of an event described in clause (a) through (c) of Section 8.1.2, as to which Third Party Claim each Party shall indemnify the other to the extent of their respective liability.

8.1.2.
Indemnification by Company. Subject to Section 8.1.3, Company will indemnify Vertex, its Affiliates and its and its Affiliates’ employees, officers and directors, Sublicensees and Distributors (each, a “Vertex Indemnified Party”) from and against any Liability that the Vertex Indemnified Party may incur or otherwise be required to pay to one or more Third Parties in connection with any Third Party Claim resulting from or arising out of:
(a)
any claim that Licensed Know-How (i) utilized in the Research Activities, Additional Research Activities or Other Company Activities by or on behalf of Company or (ii) incorporated into a Company Delivery System or Company Gene Editing System by or on behalf of Company in the performance of the Research Activities, Additional Research Activities or Other Company Activities, in each case ((i) or (ii)), constituted, at the time such activities were performed, misappropriation of any trade secret owned or possessed by any Third Party or violation of confidentiality obligations owed to a Third Party;
(b)
the breach by Company of any of its representations, warranties or covenants set forth in this Agreement; or
(c)
the gross negligence or intentional acts of Company or any other Company Indemnified Party;

and except, in each case ((a)–(c)), to the extent such Third Party Claim results from or arises out of an event described in clause (a) through (c) of Section 8.1.1, as to which Third Party Claim each Party shall indemnify the other to the extent of their respective liability.

8.1.3.
Certain Liabilities. Notwithstanding the foregoing, any Liability that a Vertex Indemnified Party or Company Indemnified Party may incur in connection with any Third Party Claim to the extent resulting from or arising out of the Exploitation of any Profit Share Product or any Licensed Agent contained in a Profit Share Product, in each case, which Third Party Claim results from or arises out of matters occurring during the period beginning on the Profit Share Effective Date and ending on the Opt-Out Effective Date, shall be deemed to be Other Out-of-Pocket Expenses, excluding any of the following Liability:
(a)
with respect to any such Liability incurred by any Vertex Indemnified Party:
(i)
any such Liability to the extent that Company provides indemnification pursuant to clause (a), (b) or (c) of Section 8.1.2;
(ii)
any such Liability to the extent arising from or occurring as a result of an event described in clause (b) or (c) of Section 8.1.1; and
(b)
with respect to any such Liability incurred by any Company Indemnified Party:
(i)
any such Liability to the extent that Vertex provides indemnification pursuant to clause (b) or (c) of Section 8.1.1; and
(ii)
any such Liability to the extent arising from or occurring as a result of any event described in clause (a), (b) or (c) of Section 8.1.2.
8.1.4.
Procedure. Each Party will notify the other Party in writing if it becomes aware of a Third Party Claim for which such Party may seek indemnification hereunder. If any Third Party Claim is instituted against a Party (or another Company Indemnified Party in the case of Company, or another Vertex Indemnified Party in the case of Vertex) with respect to which indemnity may be sought pursuant to Section 8.1.1, 8.1.2 or 8.1.3, as applicable, such Party (the “Indemnified Party”) will give prompt written notice of the indemnity claim to the other Party (the “Indemnifying Party”) and provide the Indemnifying Party with a copy of any complaint, summons or other written notice that the Company Indemnified Party or Vertex Indemnified Party, as applicable, receives in connection with any such Third Party Claim. An Indemnified Party’s failure to deliver such written notice will relieve the Indemnifying Party of liability to the Company Indemnified Party or Vertex Indemnified Party, as applicable, under Section 8.1.1, 8.1.2 or 8.1.3, as applicable, only to the extent such delay is prejudicial to the Indemnifying Party’s ability to defend such Third Party Claim. Provided that the Indemnifying Party is not contesting the indemnity obligation, the Company Indemnified Party or Vertex Indemnified Party, as applicable, will permit the Indemnifying Party to control any litigation relating to such Third Party Claim and the disposition of such Third Party Claim by negotiated settlement or otherwise (subject to this Section 8.1) and any failure to contest such obligation prior to assuming control will be deemed to be an admission of the obligation to indemnify. The Indemnifying Party will act reasonably and in good faith with respect to all matters relating to such Third Party Claim and will not settle or otherwise resolve such Third Party Claim without the prior written consent of the Company Indemnified Party or Vertex Indemnified Party, as applicable, which will not be unreasonably withheld, conditioned or delayed; provided that such consent will not be required with respect to any settlement involving only the payment of monetary awards (a) for which the Indemnifying Party will be fully responsible or (b) that are deemed to be Other Out-of-Pocket Expenses pursuant to Section 8.1.3. The Company Indemnified Party or Vertex Indemnified Party, as applicable, will cooperate with the Indemnifying Party in the Indemnifying Party’s defense of any Third Party Claim for which indemnity is sought under this Agreement, at the Indemnifying Party’s cost and expense (provided that with respect to any Third Party Claim addressed by Section 8.1.3, such cost and expense shall be deemed to be Other Out-of-Pocket Expenses).
8.2.
Insurance. Throughout the Term and for [**] thereafter, each Party will respectively, at its cost, obtain and maintain the insurance coverage listed below from insurance carriers licensed to do business under the laws of the country, state, commonwealth, province or territory in which such Party’s obligations are provided, with insurers that carry a rating of at least an A-VII or better from A.M. Best. Each Party will furnish to the other Party evidence of such insurance upon request. Notwithstanding the foregoing, Vertex may self-insure to the extent that it self-insures for its other activities.

INSURANCE TYPE	MINIMUM LIMITS	MINIMUM COVERAGE	RESPECTIVELY MUST BE MAINTAINED BY
Network Security and Privacy Liability	$[**] dollar) per claim/ $[**] dollar) annual aggregate

Coverage for all acts, errors, omissions, negligence, network security and privacy risks, including but not limited to unauthorized access, failure of security, breach of privacy perils, wrongful disclosure of data, disclosure of HIPAA / GDPR protected health information, collection, or other negligence in the handling of confidential information, privacy perils, and including coverage for related regulatory defense and penalties

Company
Workers Compensation	Statutory	Statutory	Both Parties
Commercial General Liability	$[**] dollar) per occurrence/ $$[**] dollar) annual aggregate	Coverage arising from premises, operations, products and completed operations, personal injury, advertising injury, bodily injury and property damage, including contractual liability	Both Parties
Umbrella Liability	$[**] dollar) per occurrence and $[**] dollar) annual aggregate	Coverage provides excess, follow-form coverage above all liability limits required herein	Both Parties

8.3.
LIMITATION OF CONSEQUENTIAL DAMAGES. EXCEPT FOR (A) CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 8, (B) CLAIMS ARISING OUT OF A PARTY’S WILLFUL MISCONDUCT OR (C) A PARTY’S BREACH OF SECTIONS 4.5, 4.6 OR 4.7 OR ARTICLE 10, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR OTHER INDIRECT DAMAGES, OR FOR LOST OR IMPUTED PROFITS OR

ROYALTIES, OR FOR PUNITIVE DAMAGES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.
ARTICLE 9.

TERM; TERMINATION
9.1.
Term; Expiration. This Agreement is effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this ARTICLE 9, will expire, in its entirety, upon the later of (such period, the “Term”):
9.1.1.
the expiration of the last to expire Royalty Term under this Agreement with respect to all Products in all countries; and
9.1.2.
the date that Vertex is no longer Developing or Commercializing any Profit Share Product in the Field in the Territory.
9.2.
Termination of the Agreement.
9.2.1.
Vertex’s Termination for Convenience. Vertex may terminate this Agreement in its entirety for convenience by providing written notice of its intent to terminate to Company, in which case, such termination will be effective 90 days after Company’s receipt of such written notice.
9.2.2.
Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) is in material breach of this Agreement, the Non-Breaching Party may deliver written notice of such material breach to the Breaching Party. If the breach is curable, the Breaching Party will have [**] following its receipt of such written notice to cure such breach (except to the extent such breach involves the failure to make a payment when due, which breach must be cured within [**] following its receipt of such written notice). If the Breaching Party fails to cure such breach within such [**] or [**] period, as applicable, or the breach is not subject to cure, (a) the Non-Breaching Party may terminate this Agreement by providing written notice to the Breaching Party, in which case, this Agreement will terminate on the date on which the Breaching Party receives such written notice or (b) if the Non-Breaching Party is Vertex, Vertex may elect to exercise the alternate remedy provisions set forth in Section 9.3; provided, however, that if (i) the relevant breach (A) does not involve the Breaching Party’s failure to make a payment when due and (B) is curable, but not reasonably curable within [**], and (ii) the Breaching Party is making a bona fide effort to cure such breach, the Non-Breaching Party’s right to terminate this Agreement or Vertex’s right (as the Non-Breaching Party) to elect to exercise the alternate remedy provisions set forth in Section 9.3 on account of such breach will be suspended for so long as the Breaching Party is continuing to make such bona fide effort to cure such breach and if such breach is successfully cured, the Non-Breaching Party will no longer have the right to terminate this Agreement or Vertex (as the Non-Breaching Party) will no longer have the right to elect to exercise the alternate remedy provisions set forth in Section 9.3 on account of such breach.
9.2.3.
Disputes Regarding Material Breach. Notwithstanding the foregoing, if the Breaching Party in Section 9.2.2 disputes in good faith the existence, materiality, or failure to cure of any breach, and provides written notice to the Non-Breaching Party of such Dispute within the relevant cure period, then the Non-Breaching Party will not have the right to terminate this Agreement in accordance with Section 9.2.2, or (in the case of Vertex as the Non-Breaching Party) the right to exercise the alternative remedy provisions of Section 9.3, as applicable, unless and until the relevant Dispute has been resolved in accordance with Section 11.12. During the pendency of any such Dispute, the relevant cure period shall be tolled, all the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
9.2.4.
Termination for Insolvency. If Company makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within [**] after the filing thereof (each, an “Insolvency Event”), Vertex may terminate this Agreement in its entirety by providing written notice of its intent to terminate this Agreement to Company, in which case, this Agreement will terminate on the date on which Company receives such written notice.
9.3.
Alternate Remedies to Termination. Upon the occurrence of the events set forth in Section 9.2.2 giving rise to Vertex’s right to elect to exercise the alternate remedy provisions of this Section 9.3, Vertex may elect such alternate remedy provisions by providing written notice of such election to Company, in which case, this Agreement will continue in full force and effect with the following modifications, each at Vertex’s election:
9.3.1.
Company’s right to participate in the JRC, JSC and any other committees, subcommittees or working groups established pursuant to this Agreement will terminate;
9.3.2.
Company’s Profit Share Option shall terminate;
9.3.3.
if the Profit Share Option has been exercised by Company, then Company will be deemed to have exercised the Opt-Out right, effective as of the date of such Vertex election, and, for clarity, as of the date Vertex provides written notice of such election under this Section 9.3, all Profit Share Products shall be deemed Royalty Products; and
9.3.4.
solely if the applicable material breach is [**], all future success payments under Section 5.3 and milestone payments under Section 5.4 will be reduced by [**]% and royalty payments under Section 5.5 will be reduced by [**]% (after giving effect to all other applicable deductions under Section 5.5).
9.4.
Consequences of Expiration or Termination of the Agreement.
9.4.1.
In General. If this Agreement expires or is terminated by a Party pursuant to this ARTICLE 9, the following terms will apply to this Agreement:
(a)
each Party will take all action required under Section 10.3 if requested by the other Party;
(b)
termination or expiration of this Agreement for any reason will be without prejudice to any rights or financial compensation that will have accrued to the benefit of a Party prior to such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement; and
(c)
the following provisions of this Agreement will survive the expiration or termination of this Agreement: (i) Article 1 (to the extent necessary to construe the other surviving provisions); (ii) Sections 2.1.4 (last sentence only and solely with respect to any amounts accrued prior to expiration or termination), 2.1.8 (until the [**] anniversary of the effective date of expiration or termination), 2.1.10 (excluding the first sentence and, for clarity, expiration or termination shall be deemed to be “completion of the activities for which the applicable Materials were supplied” as referred to in the last sentence), 2.3.2, 4.1.1(c), 4.2.1(b), 4.3.3 (solely with respect to any amounts accrued prior to expiration or termination), 4.4, 5.1, 5.3 and 5.4 (solely with respect to any amounts accrued prior to expiration or termination), 5.5 (solely with respect to any amounts accrued prior to expiration or termination), 5.6, 5.7.3 (solely with respect to any amounts accrued prior to expiration or termination), 5.8 (solely with respect to any amounts accrued prior to expiration or termination), 5.9.3 (solely with respect to any amounts accrued prior to expiration or termination), 5.9.6 through 5.9.9 (inclusive, solely with respect to any amounts accrued prior to expiration or termination), 5.10 (solely with respect to any amounts accrued prior to expiration or termination), 5.11, 5.12 (solely for the period(s) set forth therein), 6.1, 6.2.3, 6.2.5, 6.3 (with respect to any Third Party

Infringement Claim commenced prior to expiration or termination or that results from or arises out of any research, development, manufacture or commercialization of any Licensed Agent or Product by or on behalf of Vertex or any of its Affiliates or Sublicensees prior to expiration or termination), 6.5 (provided that the phrase “that is not Competitive Infringement” shall be deleted such that the provision applies to any infringement and not only infringement that is not Competitive Infringement), 6.7 (solely with respect to Joint Agreement Patents), 6.10 (solely with respect to Joint Agreement Patents), 7.5, 8.1, 8.2 (for the period set forth therein), 8.3, 9.4, 10.1 (for the period set forth therein), 10.2 and 10.4 (for the period set forth in Section 10.1), 10.3, 10.5, 10.6.1 (second sentence only), 11.1, and 11.3 through 11.20 (inclusive), and (iii) Annex I.
9.4.2.
Early Termination. If this Agreement is terminated by a Party pursuant to Sections 9.2.1, 9.2.2 or 9.2.4, the following terms will apply:
(a)
except as set forth in Sections 9.4.2(c) or 9.4.1(c), the licenses granted by either Party to the other Party or its Affiliates under this Agreement will terminate;
(b)
except as set forth in this Section 9.4, Vertex and its Affiliates will have no further rights or obligations under this Agreement with respect to Products, and Company and its Affiliates will have no further rights or obligations under this Agreement with respect to Products;
(c)
except in the event of termination by Vertex for any reason, any permitted Sublicense of Vertex will, at the relevant sublicensee’s option, survive such termination on the condition that such sublicensee is not in material breach of any of its obligations under such Sublicense. In order to effect this provision, at the request of the sublicensee, Company will enter into a direct license with the sublicensee on terms that are substantially the same terms as the applicable terms of this Agreement; provided that Company will not be required to undertake obligations in addition to those required by this Agreement, and Company’s rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license.
ARTICLE 10.

CONFIDENTIALITY
10.1.
Confidentiality. During the Term and for [**] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder will: (a) keep the Disclosing Party’s Confidential

Information confidential; (b) not publish, or allow to be published, and will not otherwise disclose, or permit the disclosure of, the Disclosing Party’s Confidential Information; and (c) not use, or permit to be used, the Disclosing Party’s Confidential Information for any purpose, except, in each case, to the extent expressly permitted under this Agreement (including, for clarity, to exercise any of its rights and perform any of its obligations hereunder) or otherwise agreed in writing. Without limiting the generality of the foregoing, to the extent that either Party provides the other Party any Confidential Information owned by any Third Party, the Receiving Party will handle such Confidential Information in accordance with the terms of this ARTICLE 10 applicable to a Receiving Party.
10.2.
Authorized Disclosure. Notwithstanding Section 10.1, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to:
(a)
following discussion and good faith efforts to seek agreement between the Parties of such disclosure through the IP Committee, file or prosecute patent applications as contemplated by this Agreement;
(b)
subject to the remainder of this Section 10.2, prosecute or defend litigation;
(c)
exercise its rights and perform its obligations hereunder; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (except with respect to the duration of such terms, which will be commercially reasonable under the circumstances);
(d)
its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources, investors, underwriters, (sub)licensees or subcontractors on a need to know basis; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein (except with respect to the duration of such terms, which will be commercially reasonable under the circumstances), which may include professional ethical obligations;
(e)
exercise the rights granted to such Party or its Affiliates in Section 4.1.1(c) or Section 4.2.1(b), as applicable, including granting sublicenses;
(f)
subject to the remainder of this Section 10.2, comply with Applicable Law; or
(g)
include such Confidential Information in Regulatory Filings.

In addition to the foregoing, Vertex may disclose Company’s Confidential Information to Third Parties in connection with the actual or potential Exploitation of Licensed Agents or Products; provided that such disclosure is covered by terms of confidentiality similar to those set forth herein.

If a Party deems it reasonably necessary to disclose Confidential Information belonging to the other Party pursuant to Sections 10.2(b) or 10.2(f), the disclosing Party will, to the extent possible, give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

10.3.
Expiration or Termination of this Agreement. Following the expiration or termination of this Agreement, if requested by the Disclosing Party, the Receiving Party will, at the Receiving Party’s election, return or destroy, all data, files, records and other materials containing or comprising the Disclosing Party’s Confidential Information, except to the extent such Confidential Information is necessary or reasonably useful to conduct surviving obligations or exercise surviving rights. Notwithstanding the foregoing, (a) the Receiving Party will be permitted to retain one copy of such data, files, records, and other materials for archival and legal compliance purposes and (b) the Receiving Party will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the Receiving Party’s or its Affiliate’s automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.
10.4.
Applicable Law; SEC Filings and Other Disclosures. Either Party may disclose the terms of this Agreement or activities performed hereunder to the extent required to comply with Applicable Law, including the rules and regulations promulgated by the United States Securities and Exchange Commission or any equivalent governmental agency in any country in the Territory; provided that, to the extent such disclosure includes terms or information that have not previously been so disclosed, such Party will provide the other Party a reasonable opportunity to review such disclosure and reasonably consider the other Party’s comments regarding confidential treatment sought for such disclosure. Notwithstanding anything to the contrary in this Agreement, Company shall not disclose any non-publicly available terms of this Agreement to [**] unless and until the Parties have mutually agreed in writing upon redactions to such terms.
10.5.
Residual Knowledge. Notwithstanding any provision of this Agreement to the contrary, any use of Residual Knowledge made by a Receiving Party outside of the rights granted under this Agreement shall be deemed not to be a breach of this Agreement; provided that any such use is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at the Receiving Party’s sole risk. For clarity, no license under any Patent is granted pursuant to this Section 10.5.
10.6.
Public Announcements; Publications.

10.6.1.
Announcements. On a date to be determined by Vertex, the Parties will jointly issue a press release regarding the signing of this Agreement in a mutually agreed form. Except (a) as set forth in the preceding sentence and (b) as set forth in Section 10.4, neither Party will make any public announcement regarding this Agreement or activities hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, subject to Section 10.6.2, Vertex may make scientific publications or public announcements concerning its Research, Development, Manufacture or Commercialization activities with respect to any Licensed Agent or Product under this Agreement without Company’s prior written approval.
10.6.2.
Publications. During the Term, Vertex will submit to Company for review any proposed academic, scientific and medical publication or academic, scientific and medical public presentation that contains Company’s Confidential Information and is related to any Licensed Agent or Product or to any activities conducted pursuant to this Agreement. Vertex will submit written copies of such proposed publication or presentation to Company no later than [**] before submission for publication or presentation (or [**] in advance in the case of an abstract). Company will provide its comments with respect to such publications and presentations within [**] after its receipt of such written copy (or [**] in the case of an abstract). If requested by Company, Vertex will redact Company’s Confidential Information from any such proposed publication or presentation. Vertex will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of other parties in any publication. Company will not publish, present or make any publication with respect to the Licensed Agents, Products or Licensed Technology specifically related to the Licensed Agents or Products.
10.7.
Vertex Information Rights.
10.7.1.
If Vertex determines in good faith that Company is an entity that is subject to financial consolidation with Vertex for the purposes of its quarterly and annual financial statements (or otherwise requires such information in order to comply with GAAP), Company will make available to Vertex:
(a)
as soon as practicable, but in any event within [**] after the end of each [**] (i) an unaudited balance sheet as of the end of such [**], (ii) unaudited statements of income and cash flows for such [**], (iii) an unaudited statement of stockholders’ equity for such period, and (iv) a detailed trial balance as of the end of such [**], all prepared in accordance with GAAP (except that such financial statements may (A) be subject to year-end audit adjustments and (B) not contain all notes thereto that may be required in accordance with

GAAP) and thereafter will promptly provide such other information as Vertex may reasonably request;
(b)
as soon as practicable, but in any event within [**] after the end of each [**] (i) an audited balance sheet as of the end of such [**], (ii) audited statements of income and cash flows for such [**], (iii) an audited statement of stockholders’ equity for such [**] and (iv) a detailed trial balance as of the end of such [**], together with related footnotes all prepared in accordance with GAAP and audited and certified by a nationally recognized independent public accounting firm;
(c)
on or prior to [**], Company will perform a 409A analysis of the fair value of Company’s stock as of [**] of such year as prepared by an independent valuation expert; and
(d)
any other information or agreements requested by Vertex and reasonably necessary for the purposes of its quarterly and annual financial statements.
ARTICLE 11.

MISCELLANEOUS
11.1.
Assignment. This Agreement will not be assignable by either Party to any Third Party without the written consent of the non-assigning Party. Notwithstanding the foregoing, either Party may assign this Agreement or its rights and obligations under this Agreement, without the consent of the other Party, to an Affiliate or to a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement; provided that such Affiliate or Third Party maintains the rights and abilities to perform the obligations of the assigning Party under this Agreement. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 11.1 will be void.
11.2.
Change of Control of Company.
11.2.1.
Notification. Company will notify Vertex in writing promptly (and in any event within [**]) following the execution of a definitive agreement by Company, its Affiliates or its equity holders that could reasonably be expected to result in a Change of Control of Company.
11.2.2.
Effects of Change of Control of Company.

(a)
If during the Term Company undergoes a Change of Control, upon the effective date of such Change of Control:
(i)
Vertex’s obligation to provide Company with Research reports in accordance with Section 2.1.11 and Development reports in accordance with Section 2.2.2 will terminate;
(ii)
Company’s Profit Share Option shall terminate; and
(iii)
Vertex will have the right to terminate the performance by Company and its Affiliates of all or less than all Other Company Activities and, to the extent requested by Vertex, Company shall negotiate in good faith, agree, and diligently conduct a wind down plan with respect to such terminated activities.
(b)
If during the Term Company undergoes a Change of Control to a Third Party that is a Competitor or an Affiliate of a Competitor, upon the effective date of such Change of Control, in addition to the consequences set forth in Section 11.2.2(a):
(i)
Vertex will have the right to terminate the JSC; and
(ii)
Vertex’s obligation to provide Company with any Development Plans, any Commercialization Plans, or any updates thereto will terminate.
11.3.
Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides written notice of the Force Majeure to the other Party. Such excuse will continue for so long as the condition constituting a Force Majeure continues, on the condition that the nonperforming Party continues to use Commercially Reasonable Efforts to resume performance of its obligations under this Agreement.
11.4.
Representation by Legal Counsel. Each Party hereto represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, no presumption will exist or be implied against the Party that drafted such terms and provisions.
11.5.
Notices. All written notices which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by nationally-recognized overnight courier, or through email to the applicable email address, addressed as follows:

If to Vertex:

Vertex Pharmaceuticals Incorporated

Attn: Business Development

50 Northern Avenue

Boston, Massachusetts 02210

Email: [**]

with a copy to:

Vertex Pharmaceuticals Incorporated

Attn: Corporate Legal

50 Northern Avenue

Boston, Massachusetts 02210

Email: [**]

If to Company:

Verve Therapeutics, Inc.

Attn: Business Development

500 Technology Square

Cambridge, MA 02139

Email: [**]

with a copy to:

WilmerHale

Attn: Sarah Tegan Hogan

60 State Street

Boston, MA 02109

Email: sarah.hogan@wilmerhale.com

or to such other address as the Party to whom written notice is to be given may have furnished to the other Party in writing in accordance herewith. In addition, each Party will deliver a courtesy copy to the other Party’s Alliance Manager concurrently with such notice. Any such written notice will be deemed to have been given and received by the other Party: (a) when delivered if personally delivered; or (b) on receipt if sent by overnight courier or email.

11.6.
Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each of Vertex and Company.
11.7.
Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either Party of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

11.8.
Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.
11.9.
Descriptive Headings. The descriptive headings of this Agreement are for convenience only and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.
11.10.
Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries that may be imposed upon or related to Company or Vertex from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate Governmental Authority.
11.11.
Governing Law. This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to conflict of law principles thereof.
11.12.
Dispute Resolution. Subject to Section 11.12.4 regarding the resolution of certain Patent and Know-How-related disputes, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it will be resolved pursuant to Sections 11.12.1, 11.12.2 and 11.12.3.
11.12.1.
Escalation to Executive Officers. Either Party may refer any Dispute to the Executive Officers of the Parties, who will confer in good faith on the resolution of the issue, by delivering written notice to the other Party.
11.12.2.
Mediation. If the Executive Officers are unable to agree on the resolution of any such Dispute (other than any Dispute (a) arising from the JRC that is subject to the final decision-making authority of either Party pursuant to Section 3.1.4 or (b) designated in the definition of “Net Sales” for resolution by Baseball Arbitration) within [**] (or such other period of time as mutually agreed by the Executive Officers) after such Dispute was first referred to them, then either Party may refer the matter to confidential mediation administered by the American Arbitration Association

(“AAA”) under its Mediation Procedures (subject to this Section 11.12.2). Such mediation shall begin within [**] following the service of such mediation notice. If the Parties are unable to agree on a mediator within [**] after service of the mediation notice, a mediator shall be appointed by the AAA. The mediation session shall last for at least [**] before any Party has the option to withdraw from the process. The Parties may agree to continue the mediation process beyond [**], until there is a settlement agreement, or one Party or the mediator states that there is no reason to continue. The Parties agree to have personnel with appropriate decision-making authority participate in the mediation process, including being present throughout the mediation session(s). Any period of limitations that would otherwise expire between the reference of the Disputes to the Executive Officers of the Parties and the conclusion of the mediation shall be extended until [**] after the conclusion of mediation. If the Dispute is not resolved through mediation, then either Party may initiate an arbitration proceeding pursuant to the procedures set forth in Section 11.12.3 by delivering a demand for arbitration to the other Party.
11.12.3.
Arbitration. A Party may refer any Dispute to arbitration only after the Parties have escalated the Dispute to the Executive Officers pursuant to Section 11.12.1 and attempted to mediate the Dispute pursuant to Section 11.12.2, which process shall be a condition precedent to arbitration. For clarity, no Dispute (x) arising from the JRC that is subject to the final decision-making authority of either Party pursuant to Section 3.1.4 or (y) designated in the definition of “Net Sales” for resolution by Baseball Arbitration will be subject to arbitration pursuant to this Section 11.12.3. Any Dispute referred to arbitration under this Section 11.12.3 shall be resolved using the following procedures:
(a)
Binding Arbitration. Any Dispute referred to arbitration under this Section 11.12.3 will be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the AAA by an arbitral tribunal composed of three impartial arbitrators, all of whom will have relevant experience in the pharmaceutical industry. Unless otherwise agreed by the Parties in writing, each of the Parties shall appoint one arbitrator within [**] after the submission of the demand for arbitration, and the third who will chair the arbitral tribunal shall be appointed by the two Party-appointed arbitrators within [**] after the appointment of the second arbitrator, or, failing agreement by the Party-appointed arbitrators, by the AAA in accordance with the Rules. If, at the time of the arbitration, the Parties agree in writing to submit the Dispute to a single arbitrator, said single arbitrator will (i) have relevant experience in the pharmaceutical industry and (ii) be appointed by agreement of the Parties within [**] after the demand for arbitration, or, failing such agreement, by the AAA in accordance with the Rules. In no case shall any candidate who participated in a prior mediation or arbitration under this Agreement be appointed as an arbitrator for a Dispute unless explicitly agreed to by the Parties in writing. Unless otherwise agreed by the Parties hereto, all such arbitration proceedings will be held in Boston, MA, U.S.A. All arbitration proceedings will be conducted in the English language. The Dispute will not be subject to the Commercial Arbitration Rules’ Expedited Procedures, regardless of the amount in controversy, unless otherwise agreed by the Parties in writing.
(b)
Limited Discovery. Documentary discovery may be conducted at the discretion of the arbitrator(s), provided that any such discovery will (i) be limited to documents that are relevant and material to the outcome of the dispute, (ii) be conducted pursuant to document discovery procedures as set forth under the International Bar Association Rules on the Taking of Evidence in International Arbitration, and (iii) be conducted subject to the schedule stipulated by the Parties, or in the absence of stipulation, the schedule ordered by the arbitrator(s). At the request of a Party, the arbitrator(s) may at their discretion order the deposition of witnesses only to the extent such witnesses have personal knowledge of facts that are relevant and material to the outcome of the dispute. Depositions shall be limited to a maximum of [**] depositions per Party, each of a maximum of [**] hours duration, unless the arbitrator(s) otherwise determine. Notwithstanding any provision of this Section 11.12.3 to the contrary, all discovery must be completed within [**] after the appointment of the arbitrator(s) or within such other period agreed by the Parties in writing.
(c)
Awards and Fees. The arbitrator(s) have the authority to make awards of declaratory relief and monetary damages, but they may not award damages excluded under Section 8.3, and will not under any circumstances have the authority or power to grant (i) equitable relief or (ii) orders for specific performance. Notwithstanding the foregoing, the arbitrator(s) do have the authority to order interim measures of protection during the arbitration to safeguard the arbitral process. The allocation of the costs of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrator(s), with the arbitrators having the option to have each side bear its own costs.
(d)
Rulings. All arbitration proceedings must be completed within [**] after the submission of the demand for arbitration under Section 11.12.2, except as the Parties may otherwise agree in writing. The Parties hereby agree that, subject to the provisions of this Section 11.12.3, the arbitrator(s) has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator(s) deem reasonable and necessary with or without petition therefor by the Parties as well as the final award. The final award will be issued no more than [**] after the final submissions of the Parties, or as soon thereafter as practicable. All rulings by the arbitrator(s) will be final and binding on the Parties. The arbitrator(s) shall issue a reasoned decision that accompanies the final award.
(e)
Enforcement of Rulings by Courts of Competent Jurisdiction. Any ruling issued by the arbitrator(s) pursuant to Section 11.12.3(d) may be enforced in any court having jurisdiction over any of the Parties or any of their respective assets.
(f)
Confidentiality. All activities undertaken by the arbitrator(s) or the Parties pursuant to this Section 11.12.3 will be conducted subject to obligations of confidentiality no less restrictive than those set forth in ARTICLE 10. Further, the Parties acknowledge and agree that their respective conduct during the course of the arbitration, their respective statements and all information exchanged in connection with the arbitration, and the conduct of the arbitration and any information produced thereunder is Confidential Information under this Agreement and subject to the provisions of ARTICLE 10.
11.12.4.
Patent and Know-How Disputes. Notwithstanding the foregoing in this Section 11.12, any claim regarding the ownership, interpretation, scope, validity, enforcement, enforceability, applicability or term of any Patent or the Creation of any Know-How, shall be brought by either Party in the federal courts located in Massachusetts, in each case, (a) unless the Parties agree in writing to submit such claim to arbitration pursuant to Sections 11.12.1, 11.12.2 and 11.12.3 or (b) except to the extent federal jurisdiction cannot be maintained, in which case such claim will be submitted to arbitration pursuant to Sections 11.12.1, 11.12.2 and 11.12.3.
11.12.5.
Equitable Relief. Notwithstanding the foregoing in this Section 11.12, nothing contained in this Agreement will in any way limit or preclude a Party from, at any time, seeking or obtaining equitable relief hereunder, whether preliminary or permanent, including a temporary or permanent restraining order, preliminary or permanent injunction, specific performance or any other form of equitable relief, from any United States court of competent jurisdiction if necessary to protect the interests of such Party. Each Party agrees that its unauthorized release of the other Party’s Confidential Information or its breach of Sections 4.5, 4.6 or 4.7 of this Agreement will cause irreparable damage to other Party for which recovery of damages would be inadequate, and that such other Party will be entitled to seek timely injunctive relief with respect to such breach, without the need to show irreparable harm or the inadequacy of monetary damages as a remedy, and without the requirement of having to post bond or other security, as well as any further relief that may be granted by a court of competent jurisdiction.

11.13.
Entire Agreement. This Agreement constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof, including the CDA, which is hereby superseded and replaced in its entirety as of the Effective Date.
11.14.
Independent Contractors. Subject to Annex I attached hereto, both Parties are independent contractors under this Agreement. Nothing contained herein will be deemed to create an employment, agency, joint venture or partnership relationship (other than for U.S. federal income tax purposes as provided in Section 11.15) between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party will have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever. Each Party covenants hereunder to perform all tax compliance obligations and reporting consistent with the intent and provisions of this Section 11.14, Section 11.15 and Annex I.
11.15.
Tax Partnership. Except as otherwise provided in, and subject to, Annex I attached hereto, the Parties agree not to treat the relationship between the Parties contemplated by this Agreement as giving rise to a partnership, joint venture, or other business entity for U.S. federal, state, local or non-U.S. income tax purposes, and the Parties shall not take any position, on a tax return or otherwise, inconsistent with this Section 11.15 and Annex I.
11.16.
Transparency Laws. Company agrees that Vertex may publicly disclose any information related to (a) this Agreement, (b) any payment or transfer of value made to Company by Vertex hereunder, or (c) any payment or transfer of value made by Company to any Third Party or Affiliate in connection with this Agreement, in each case (a)-(c), to the extent reasonably required by transparency industry regulations and transparency laws and by any means, including reporting through any government platform or system, Vertex’s and its Affiliates’ websites or any other platform or system. Company will promptly (and in any event within [**]) provide Vertex with any such information as reasonably requested by Vertex to enable compliance with transparency industry regulations and transparency laws.
11.17.
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person will be construed to include the Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Schedules or Exhibits will be construed to refer to Sections, Schedules or Exhibits of this Agreement, and references to this Agreement include all Schedules and Exhibits hereto, (h) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, e-mail or otherwise (but excluding text messaging or instant messaging), (i) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (j) any action or occurrence deemed to be effective as of a particular date will be deemed to be effective as of 11:59 PM ET on such date, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or” and (l) the designation of any amount hereunder as “non-refundable” or “non-creditable” is not intended, and shall not be construed, to prevent a Party from pursuing any claim for damages hereunder seeking a refund or credit with respect to such amount (or from being awarded any such damages).
11.18.
No Third Party Rights or Obligations. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.
11.19.
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
11.20.
Counterparts. This Agreement may be executed in two counterparts, each of which will be an original and both of which will constitute together the same document. Counterparts may be signed and delivered by digital transmission (e.g., .pdf), each of which will be binding when received by the applicable Party. The Parties may execute this Agreement by electronically transmitted signature and such electronically transmitted signature will be as effective as an original executed signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

VERTEX PHARMACEUTICALS INCORPORATED
By:__/s/ Reshma Kewalramani_________________
Name: Reshma Kewalramani Title: Chief Executive Officer and President

VERVE THERAPEUTICS, INC.
By:__/s/ Andrew Ashe__________________________
Name: Andrew Ashe Title: President, Chief Operating Officer, General Counsel And Secretary

Signature Page to Strategic Collaboration and License Agreement

Annex I

Tax Appendix

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